AGREEMENT AND PLAN OF MERGER

among

IRELAND INC.

CBI ACQUISITION INC.

COLUMBUS BRINE INC.

JOHN T. ARKOOSH

WILLIAM MAGHAN

and

LAWRENCE E. CHIZMAR JR.

Dated as of December 14, 2007

AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this “Agreement”) is entered into as of December 14, 2007, among Ireland Inc., a Nevada corporation (“Ireland”), CBI Acquisition Inc., a Nevada corporation and a wholly-owned subsidiary of Ireland (“Sub”), Columbus Brine Inc., a Nevada corporation (“CBI”), John T. Arkoosh, William Maghan and Lawrence E. Chizmar Jr. (Messrs. Arkoosh, Maghan and Chizmar being hereinafter referred to collectively as the “CBI Principals”).

RECITALS

     A.      The Boards of Directors of CBI and Ireland, and the sole shareholder of Sub, have deemed it advisable that CBI and Ireland combine their operations by a merger of CBI into Sub, under the terms and conditions hereinafter set forth (the “Merger”).

     B.      The Boards of Directors of CBI and Ireland, and the sole shareholder of Sub, have approved and adopted this Agreement and the Merger Agreement (as defined below) and intend that the Merger qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

     In consideration of the mutual representations, warranties, covenants and agreements herein contained and subject to the conditions and other terms herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

     Section 1.1      Actions to be Taken. Upon performance (or waiver) of all covenants and obligations of the parties contained herein, and upon fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, at the Effective Time (as defined below) and pursuant to the Nevada Revised Statutes (the “NRS”) the following will occur:

          (a)      CBI will be merged with and into Sub in accordance with Section 368(a)(1)(A) of the Code and applicable provisions of the NRS. Sub will be the surviving entity (the “Surviving Entity”), and the separate existence and corporate organization of CBI will cease, and thereupon CBI and Sub will be a single entity, a Nevada corporation;

          (b)      Sub, as the Surviving Entity, will succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of CBI in accordance with the NRS;

          (c)      the Articles of Incorporation and Bylaws of Sub will be the Articles of Incorporation and Bylaws of the Surviving Entity until amended as provided by law;

          (d)      The officers and the directors of Sub will be the initial officers and directors of the Surviving Entity at and after the Effective Time, to hold that position in accordance with the Articles of Incorporation and Bylaws of Surviving Entity ..

          (e)      As soon as practicable after each condition to the obligations of Ireland, Sub and CBI hereunder has been satisfied or waived, the Articles of Merger, in a form properly completed and executed in accordance with the NRS (the “Articles of Merger”) will be filed with the Secretary of State of the State of Nevada. The Merger will become effective at the time and on the date the Articles of Merger are so filed, provided that the filing date shall not be later than January 31, 2008 without the prior written consent of CBI, Ireland and Sub. The date and time when the Merger becomes effective is referred to herein as the “Effective Time.”

     Section 1.2      Interests in Surviving Entity. Following the Effective Time, all issued and outstanding shares of Common Stock of Sub will continue to be fully paid issued and outstanding shares of the Surviving Entity. Each certificate of Sub evidencing ownership of any such shares will continue to evidence ownership of the ownership interest in the Surviving Entity.

     Section 1.3      Conversion or Cancellation of CBI Capital Stock.

          (a)      At the Effective time, all issued and outstanding shares of Common Stock of CBI (“CBI Capital Stock”) shall be deemed converted into a shares of Common Stock of Ireland, $0.001 par value per share (“Ireland Common Stock”), The maximum number of shares of Ireland Common Stock to be issued by Ireland in connection with the Merger (rounded to the nearest whole share, the “Maximum Ireland Merger Shares”) shall be determined by dividing (i) $20,000,000 by (ii) the Exchange Price. The “Exchange Price” shall be equal to the average daily closing price of the Ireland Common Stock as quoted by the OTC Bulletin Board for the sixty (60) consecutive calendar days ending prior to January 15, 2008 (the “Average Closing Price”); provided, however, that if the Average Closing Price is less than $0.25 per share, then the Average Closing Price for purposes of this Agreement shall be deemed to be $0.25 per share, and if the Average Closing Price is more than $2.00 per share, then the Average Closing Price for purposes of this Agreement shall be deemed to be $2.00 per share. A sample of the method for calculating the Exchange Price is attached hereto as Exhibit B.

          (b)      At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of the CBI Capital Stock, issued and outstanding immediately prior to the Effective Time (other than any shares cancelled or retired pursuant to Section 1.3(d) and other than Dissenting Shares (as defined below)) will cease to be outstanding and will be converted into: the right to receive that number of shares of Ireland Common Stock, as is determined by a ratio (the “Exchange Ratio”), the numerator of which shall be the Maximum Ireland Merger Shares and the denominator of which is equal to the number of shares of CBI Capital Stock outstanding immediately before the Effective Time. The Exchange Ratio will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Ireland Common Stock or CBI Capital Stock), reorganization, recapitalization or other like change with respect to the capital stock of Ireland or CBI which occurs, or with respect to which the record date occurs, after the date hereof and prior to the Effective Time. A sample calculation of the Exchange Ratio is attached hereto as Exhibit B.

          (c)      Together with the shares of Ireland Common Stock to be issued to each CBI shareholder (other than the holders of Dissenting Shares (as defined below)) in accordance with Section 1.3(b) (the “Ireland Merger Shares”), Ireland shall issue one share purchase warrant (each an

“Ireland Merger Warrant”) for every two Ireland Merger Shares to be issued to such CBI shareholder. Each Ireland Merger Warrant shall entitle the holder thereof to purchase one additional share of Ireland Common Stock at an exercise price equal to 125% of the Exchange Price, for a period of 5 years from the Closing Date on the terms, and subject to the conditions, set out in the form of Warrant Certificate attached as Exhibit A. . The Ireland Merger Warrants and the Ireland Merger Shares are hereinafter collectively referred to as the “Merger Securities.”

          (d)      Each share of CBI Capital Stock which, immediately prior to the Effective Time, was issued and held in the treasury of CBI or was issued and outstanding and held by Ireland, Sub, CBI or any subsidiary of CBI will be cancelled or retired and no issuance of Merger Securities or other payment will be made with respect thereto.

          (e)      Notwithstanding anything in this Agreement to the contrary, shares of CBI Capital Stock owned by any CBI shareholder who is a dissenter (as provided in Section 92A.300-92A.500 of the NRS) or who remains eligible at the Effective Time to become a dissenter (collectively, the “Dissenting Shares”) will not (except as provided below) be converted into or represent a right to receive any Merger Securities, and the holders thereof will be entitled only to such rights as are granted by the NRS. Each holder of Dissenting Shares who becomes entitled to payment therefore pursuant to the NRS will receive payment from the Surviving Entity in accordance with the NRS; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to dissenter’s rights as provided in the NRS, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for purchase thereof or lost his right to purchase and payment therefore under the NRS, or (iii) if neither any holder of Dissenting Shares nor the Surviving Entity shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in the NRS, such holder or holders (as the case may be) shall forfeit the right to demand repurchase with respect to such shares of CBI Capital Stock and such shares of CBI Capital Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive Merger Securities, without interest thereon, as provided in Sections 1.3(b) and 1.3(c) . CBI will give Ireland prompt notice of any written demands for purchase and any other instruments served pursuant to Sections 92A.300-92A.500 of the NRS and received by CBI and will cooperate with Ireland in any negotiations or proceedings with respect to demands for purchase under the NRS. CBI will not, without the written consent of Ireland, voluntarily make any payment with respect to any demands for purchase or offer to settle or settle any such demands.

     Section 1.4      No Fractional Interests. Fractional interests in the Merger Securities to be issued pursuant to Sections 1.3(b) and 1.3(c) will be rounded up to the next share or warrant amount for each holder of shares of CBI Capital Stock who would otherwise have been entitled pursuant to Sections 1.3(b) and 1.3(c) to a fraction of a, Ireland Merger Share or a fraction of an Ireland Merger Warrant.

     Section 1.5      CBI Stock Options. Provided that the total number of shares of CBI Capital Stock issuable upon the exercise of all CBI Options (as defined in Section 2.2 below) outstanding at the Effective Time does not exceed 81,100 shares of CBI Capital Stock, at the Effective Time, all CBI Options outstanding at that time will, by virtue of the Merger and without any further action on the part of CBI or the holder of any such option, be assumed by

Ireland and each such option assumed by Ireland will be exercisable upon the same terms and conditions as under the existing agreements covering such option, except that (a) each such option will be exercisable for that whole number of shares of Ireland Common Stock (rounded up to the nearest whole share) that is equal to the number of shares of CBI Capital Stock issuable upon the exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (b) the exercise price for each share of Ireland Common Stock issuable upon the exercise of such option after the Effective Time will be equal to the exercise price of such option immediately prior to the Effective Time divided by the Exchange Ratio (with the exercise price per share, as so determined, to be rounded upward to the nearest full cent). From and after the Effective Time, all references to CBI in any agreements covering such options will be deemed to refer to Ireland. The assumption of CBI Options under this Section 1.5 is intended to constitute an assumption of stock options in a transaction to which Section 424(a) of the Code applies, and this Section 1.5 shall be interpreted and applied in a manner consistent with such intent. Notwithstanding anything in this Agreement to the contrary, the holder of any CBI Options that remain outstanding at the Effective Time shall not be entitled to receive any Ireland Merger Warrants upon the exercise of such CBI Options and shall only be entitled to receive those shares of Ireland Common Stock as set out in this Section 1.5.

     Section 1.6      Issuance and Delivery of Merger Securities.

          (a)      After the Effective Time, each holder of CBI Capital Stock (other than the holders of Dissenting Shares) will be entitled to exchange his, her or its certificates representing shares of CBI Capital Stock converted pursuant to Section 1.3(b) hereof (the “Old Certificates”) for one New Certificate representing the total number of Ireland Merger Shares to which such holder of CBI Capital Stock is entitled pursuant to Section 1.3(b) hereof and one Merger Warrant Certificate representing the total number of Ireland Merger Warrants to which such holder is entitled pursuant to Section 1.3(c) hereof by:

               (i)      Delivering to Ireland Old Certificates representing all of the shares of CBI Capital Stock owned by him, her or it, immediately prior to the Effective Time, duly endorsed in blank, or accompanied by duly executed stock powers duly endorsed in blank, in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with proper instructions to allow Ireland’s transfer agent to issue a share certificate (a “New Certificate”) representing the total number of Ireland Merger Shares into which his, her or its shares of CBI Capital Stock have been converted pursuant to Section 1.3(b) hereof; and

               (ii)      Delivering to Ireland a duly completed and duly executed Certificate of Qualified Investor in the form attached as Exhibit C or a duly complete and Duly executed form of proxy providing substantially the same covenants, agreements, representations and warranties in favor of Ireland, Sub and CBI as are contained in such Certificate of Qualified Investor. .

     Upon the delivery of the documents set out in this Section 1.6(a), Ireland shall cause the issuance of one New Certificate representing the total number of Ireland Merger Shares, and one Merger Warrant Certificate representing the total number of Ireland Merger Warrants, to which such former holder of CBI Capital stock is entitled pursuant to Sections 1.3(b) and 1.3(c) hereof.

          (b)      Until Old Certificates have been surrendered and exchanged as provided for in Section 1.6(a), each outstanding Old Certificate will be deemed for all corporate purposes of Ireland, other than the payment of dividends or any distributions, to evidence ownership of the number of Ireland Merger Shares into which the number of shares of CBI Capital Stock shown thereon have been converted pursuant to Section 1.3(b) hereof. No dividends or other distributions declared on Ireland Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner provided in Section 1.6(a), but upon such surrender, such dividends or other distributions will be paid to such persons in accordance with the terms of such securities. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. From and after the Effective Time, Ireland will, however, be entitled to treat Old Certificates which have not yet been surrendered for exchange as evidencing the ownership of the number of shares of Ireland Common Stock into which the shares of CBI Capital Stock represented by such Old Certificates will have been converted, notwithstanding any failure to surrender such Old Certificates.

          (c)      No transfer taxes will be payable by any shareholder of CBI in connection with the exchange of Old Certificates for New Certificates and Merger Warrant Certificates, except that if any New Certificate or Merger Warrant Certificate is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefore is registered, it will be a condition of such exchange that the person requesting such exchange will pay to Ireland any transfer or other taxes required by reason of the issuance of the New Certificate or Merger Warrant Certificate in a name other than the registered holder of the Old Certificate, or will establish to the reasonable satisfaction of Ireland that such tax has been paid or is not applicable.

          (d)      If outstanding Old Certificates are not surrendered prior to two years after the Effective Time (or, in any particular case, prior to such earlier date on which dividends or other distributions, if any, would otherwise escheat to or become the property of any governmental unit or agency), the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on shares of Ireland Common Stock evidenced by such Old Certificates as provided herein will, to the extent permitted by applicable law, become the property of the Surviving Entity (and, to the extent not in its possession, will be paid over to it by Ireland), free and clear of all claims or interest of any person previously entitled thereto.

     Section 1.7      Stock Transfer Books. At the Effective Time, the stock transfer books of CBI will be closed and no transfer of CBI Capital Stock will thereafter be made.

     Section 1.8      Shareholders’ Vote.

          (a)      As soon as practicable after the execution of this Agreement and preparation of a mutually acceptable proxy and Proxy Statement in accordance with Section 7.1, the Board of Directors of CBI will duly call, and cause to be held, a special vote of the shareholders of CBI (the “CBI Special Vote”) for the purpose of approving this Agreement and the Merger and will recommend the approval of this Agreement and the Merger to the CBI shareholders, which recommendation shall not be withheld, withdrawn or modified unless, in the good faith judgment of the CBI Board of Directors based on the advice of its legal counsel set forth in a written opinion or memorandum, a copy of which shall be delivered by CBI to Ireland, such action is required to comply with the fiduciary duties of the CBI Board of Directors under applicable law.

          (b)      Ireland and CBI will coordinate and cooperate with respect to the timing of the CBI Special Vote. Ireland shall prepare a Proxy Statement as described in Section 7.1 below, with the assistance and cooperation of CBI, which Proxy Statement shall include such written disclosure to the CBI shareholders as shall be required, in the reasonable determination of legal counsel to Ireland, to assure that the issuance of the Merger Securities to the shareholders of CBI as described in this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended, and any applicable state law. Unless extended by the mutual written consent of CBI, Sub and Ireland, Ireland agrees to mail the Proxy Statement to the CBI shareholders by no later than January 11, 2008.

          (c)      CBI will, subject to Section 4.7, use its best efforts to solicit from its shareholders proxies in favor of the matters set forth in Section 1.8(a) and take all other action necessary or advisable to secure the vote or consent of its shareholders required by the NRS.

     Section 1.9      Filing of Merger Documents. As soon as practicable after the requisite approval of the shareholders of CBI has been obtained as provided in Section 1.8, and each other condition to the obligations of Ireland, Sub and CBI hereunder has been satisfied or waived, and not later than January 31, 2008, unless extended by the mutual written consent of CBI, Sub and Ireland, CBI and Sub will deliver the Articles of Merger for filing with the Secretary of State of the State of Nevada and Ireland, Sub and CBI will take such other and further actions as may be required by the NRS in connection with such filing and the consummation of the Merger and Closing of this Agreement as described in Article X.

     Section 1.10      Restricted Securities. Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that the Merger Securities will be issued to the shareholders of CBI in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Regulation D promulgated under the Securities Act (“Regulation D”), and that each New Certificate will be endorsed with a restrictive legend substantially similar to the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION D PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF CBI

     As of the date hereof, except as disclosed in a disclosure schedule delivered by CBI to Ireland prior to execution of this Agreement (the “CBI Disclosure Schedule”), which disclosure shall refer specifically to the relevant subsections of this Article II, each of CBI and the CBI Principals hereby jointly and severally represents and warrants to Ireland and Sub as follows:

     Section 2.1      Corporate Organization. Each of CBI and its Subsidiaries (as defined below) is a corporation, or in the case of CBI’s Subsidiaries, a limited liability company, duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. A true and complete list of such Subsidiaries is set out in the CBI Disclosure Schedule, together with the jurisdiction of incorporation of each Subsidiary. Each of CBI and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its business or operations or ownership of its property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other), business, properties, prospects (as currently contemplated), net worth or results of operations of CBI and its Subsidiaries taken as a whole (collectively, “CBI’s Business”). The minute books of CBI and its Subsidiaries, as delivered to Ireland, contain complete and accurate records of all corporate action taken by CBI and its Subsidiaries since their respective dates of incorporation or formation. Except to the extent set out in the CBI Disclosure Schedule, CBI has no direct or indirect interest in or loans to any partnership, corporation, joint venture, business association or other entity, other than CBI’s Subsidiaries, which exceeds $25,000 in the aggregate. CBI has delivered to Ireland complete and correct copies of the Articles of Incorporation and Bylaws (or other organizational or charter documents) of CBI and each of its Subsidiaries, in each case as amended to the date hereof. As used in this Agreement, the term “Subsidiary” means a “subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

     Section 2.2      Capital Structure. The authorized capital structure of CBI consists of 12,000,000 shares of Common Stock, no par value (the “CBI Common Stock”) of which on the date hereof there are 10,544,784 shares outstanding and 157,500 shares of CBI Common Stock are reserved for issuance upon the exercise of outstanding stock options (the “CBI Options”). The CBI Options consist of options to acquire a total of 81,100 shares of CBI Common Stock on or before June 29, 2008, and options to acquire a total of 76,400 shares of CBI Common Stock on or before December 17, 2007, and CBI has delivered to Ireland true and complete copies of each agreement evidencing the CBI Options, including any amendments thereto. All outstanding shares of CBI Capital Stock are, and any shares of CBI Common Stock to be issued upon exercise of any CBI Option, if exercised in accordance with its terms, will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, CBI’s Articles of Incorporation or Bylaws or any agreement to which CBI or any of its Subsidiaries is a party or by which CBI or any of its Subsidiaries may be bound. The CBI Options and all outstanding shares of CBI Capital Stock have been, and any shares of CBI Capital Stock issued upon exercise of any CBI Option in accordance with its terms, will be, issued in compliance with all applicable federal, state and foreign securities laws. CBI has provided to Ireland and its legal counsel a complete and accurate list of (a) all issuances of Capital Stock by CBI, (b) the names and addresses of all holders of CBI Capital Stock, together with the number and type of shares held by each holder and (c) lists for each CBI Option, including the name and address of the optionee, the number of shares subject to such option, the exercise price of such option, vesting provisions of such option and, if the exercisability of such options will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an description of such acceleration provisions. The CBI Disclosure Schedule also describes any repricing of the CBI Options which has taken place. Except for the shares listed above issuable pursuant to CBI Options, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which CBI or any Subsidiary of CBI is a party or by which any of them may be bound that do or may obligate CBI or any Subsidiary of CBI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of CBI Capital Stock or of the capital stock of any Subsidiary of CBI or that do or may obligate CBI or any Subsidiary of CBI to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. CBI is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. CBI is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may subsequently be issued. There are no agreements or understandings to which CBI or the CBI Principals are a party or, to the knowledge of CBI or the CBI Principals, after due investigation, any other agreements or understandings, with respect to the transfer or voting of shares of CBI Capital Stock.

     Section 2.3      No Other Agreements to Sell Assets, Merge, Etc. Except as provided hereby, CBI has no legal obligation, absolute or contingent, to any person or firm to sell assets other than in the ordinary course of business or to effect any merger, consolidation or reorganization of CBI or to enter into any agreement with respect thereto.

     Section 2.4      Authorization; Execution and Delivery. CBI has all requisite corporate power and authority (a) to execute and deliver this Agreement and the agreements attached as exhibits hereto to which CBI is to be a party (the “CBI Ancillary Agreements”), (b) subject to the approval of this Agreement and the Articles of Merger by the holders of a majority of the outstanding shares of CBI Common Stock, to perform its obligations under this Agreement, the Articles of Merger and the CBI Ancillary Agreements, and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Articles of Merger and the CBI Ancillary Agreements by CBI and the consummation by CBI of the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action of CBI, subject to obtaining any necessary approval of its shareholders. This Agreement has been duly executed and delivered by CBI and, subject to obtaining any necessary approval of holders of a majority of the outstanding shares of CBI Common Stock and assuming its due authorization, execution and delivery by Ireland and Sub, constitutes the legal, valid and binding obligation of CBI, enforceable in accordance with its terms. The Board of Directors of CBI has unanimously determined that it is advisable and in the best interest of CBI’s shareholders for CBI to enter into a strategic business combination with Ireland upon the terms and subject to the conditions of this Agreement. The CBI Principals have the requisite capacity and authority to execute and deliver this Agreement and the agreements attached as exhibits hereto to which the CBI Principals are to be a party and to perform their respective obligations as set out herein and therein.

     Section 2.5      Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority (a “Governmental Entity”) is required on the part of CBI in order (a) to permit CBI to perform its obligations under this Agreement or (b) to prevent the termination of any right, privilege, license or agreement of CBI or any Subsidiary of CBI, or to prevent any loss to CBI’s Business, by reason of the transactions contemplated by this Agreement, and except for the filing of the Articles of Merger, as required by the NRS.

     Section 2.6      No Conflict. Except for the receipt of any required approval of the shareholders of CBI as contemplated by Section 1.8(a) hereof, and compliance with the governmental and regulatory requirements described in Section 2.5 hereof, neither the execution, delivery and performance of this Agreement, the Articles of Merger and the CBI Ancillary Agreements by CBI nor the consummation by CBI of the transactions contemplated hereby and thereby, including the Subsequent Merger, will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of CBI’s or any of CBI’s Subsidiaries’ Articles of Incorporation or Bylaws (or other organizational or charter documents), (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to a third party, in each case, that is material to CBI’s Business or that is referenced in the CBI Disclosure Schedule, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which CBI or any of its Subsidiaries or any of their assets may be subject, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of CBI or any of its Subsidiaries, (e) adversely affect any franchise, license, permit or other governmental approval which is material to CBI’s Business or is necessary to enable CBI or any of its Subsidiaries to carry on its business as presently conducted or is required of any employee or agent of CBI or any of its Subsidiaries to enable each of them to carry out such person’s duties on behalf of CBI or any of its Subsidiaries or (f) require the consent of any third party.

     Section 2.7      Financial Statements; Absence of Undisclosed Liabilities.

          (a)      CBI has delivered to Ireland the separate entity income statements for the period from January 1, 2007 to November 30, 2007 and separate entity balance sheets as at November 30, 2007 of each of CBI and its Subsidiaries (the “CBI Financial Statements”). The CBI Financial Statements (i) are in accordance with the respective books of CBI and its Subsidiaries; (ii) have been prepared in a manner substantially consistent with generally accepted accounting principles consistently applied throughout the period involved; and (iii) present the separate entity financial positions of CBI and its Subsidiaries as of the respective date’s thereof and the separate entity results of operations for CBI and its Subsidiaries for the periods therein. During the three-year period ended December 31, 2006, there was no material change in accounting principles, methods or policies of its Subsidiaries, except as previously described to Ireland and except that the unaudited interim financial statements (A) are subject to normal year-

end audit adjustments which are not expected to be material in the aggregate and (B) do not include footnotes.

          (b)      CBI and its Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except as set out in the CBI Disclosure Schedule or provided for in the CBI Financial Statements, other than liabilities totaling less than $25,000 in the aggregate.

          (c)      CBI makes and keeps accurate books and records reflecting in all material respects its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded to permit preparation of CBI’s financial statements and to maintain accountability in all material respects for the assets of CBI and CBI’s Subsidiaries, (iii) access to the assets of CBI and CBI’s Subsidiaries are permitted only in accordance with management’s authorization, and (iv) the recorded accountability of the assets of CBI and CBI’s Subsidiaries is compared with existing assets at reasonable intervals.

          (d)      Notwithstanding the provisions of this Section 2.7 to the contrary, CBI and the CBI Principals provide no representations or warranties that any transactions funded by Nanominerals Corp. or Ireland during 2007 have been recorded and or presented in the financial statements described in Section 2.7(a) in accordance with generally accepted accounting principals, or recorded at all. CBI and the CBI Principals agree to cooperate with Ireland and the auditors selected by Ireland to ensure that any such transactions are properly recorded and reported in the audited consolidated financial statements for CBI and CBI’s subsidiaries to be included in the Proxy Statement and to be delivered to Ireland pursuant to Section 8.5.

          (e)      Notwithstanding the provisions of this Section 2.7 to the contrary, CBI and the CBI Principals provide no representations or warranties that the asset values reported in the financial statements described in Section 2.7(a) reflect the true fair market value of such assets of more than $1..00.

     Section 2.8      Absence of Changes. Since December 31, 2006, (a) there has been no material adverse change in CBI’s Business or any development known to CBI that is reasonably expected to cause a material adverse change in CBI’s Business; (b) there has been no damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any assets material to CBI’s Business; (c) there has been no change by CBI or its Subsidiaries in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (d) there has been no revaluation by CBI or any of its Subsidiaries of any of their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; (e) CBI has conducted its business only in the ordinary course consistent with past practice; and (f) no event described in Section 4.2 or Section 4.3 hereof has occurred.

     Section 2.9      Contracts and Commitments.

          (a)      Neither CBI nor any of its Subsidiaries is a party or subject to any agreement, contract or other obligation or liability in excess of an aggregate total of $25,000, other than those specifically set out in the CBI Disclosure Schedule or the CBI Financial Statements.

          (b)      Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment to which CBI or its Subsidiaries is a party is valid and binding on CBI or its Subsidiaries, as applicable, and is in full force and effect, and neither CBI nor any of its Subsidiaries, nor, to the knowledge of CBI and the CBI Principals, any other party thereto, has breached any material provision of, or is in default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

          (c)      There is no agreement, judgment, injunction, order or decree binding upon CBI or its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of CBI or its Subsidiaries, any acquisition of material property by CBI or its Subsidiaries or the conduct of business by CBI or its Subsidiaries as currently conducted or as proposed to be conducted by CBI or its Subsidiaries.

     Section 2.10      Legal Proceedings. Each of CBI and its Subsidiaries is not in violation of, and has not received any notice of any violation of (a) any applicable statute, law, regulation, ordinance, writ, injunction, order, judgment or decree, the effect of which violation could, individually or in the aggregate, be materially adverse to CBI’s Business, or (b) any provision of the Articles of Incorporation or Bylaws (or other organizational or charter document) of CBI or any of its Subsidiaries. There is no order, writ, injunction, judgment or decree outstanding, and no legal, administrative, arbitration or other proceeding, action, suit or governmental investigation or inquiry against or relating to CBI or any of CBI’s Subsidiaries or their assets or business (“CBI Legal Proceedings”) pending or, to the knowledge of CBI, threatened and there are no claims against or relating to CBI or any of CBI’s Subsidiaries or their assets or business, which pending or threatened CBI Legal Proceedings or claims would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CBI’s Business. There is no CBI Legal Proceeding which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. There are no existing liabilities that require CBI or any of its Subsidiaries to indemnify its officers and directors for acts or omissions by such persons or existing agreements to provide indemnification for such liabilities. The CBI Disclosure Schedule sets forth with respect to each CBI Legal Proceeding, to the extent that the aggregate remedies or damages claimed for each such complaint are unspecified, involve specific performance or injunctive relief or exceed $25,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed.

     Section 2.11      Employee Plans. Neither CBI nor any of its Subsidiaries, have any employee benefits plans to which the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) would apply.

     Section 2.12      Taxes.

          (a)      For purposes of this Section 2.12 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

               (i)      The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligation to indemnify another person.

               (ii)      The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

               (iii)      The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

          (b)      All Returns required to be filed by or on behalf of the CBI and each of its Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct. CBI and each of its Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. Neither CBI nor any of its Subsidiaries has at any time been a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired. No liability for Taxes of CBI or any of its Subsidiaries has been incurred (or prior to Closing will be incurred) since the date of the Financial Statements other than in the ordinary course of business. Notwithstanding the above, CBI and the CBI Principals provide no representations or warranties regarding the tax treatment or any tax liabilities that may be connected with any transaction of CBI or its Subsidiaries that was funded by Nanominerals Corp. or Ireland during 2007. CBI and the CBI Principals agree to cooperate with Ireland and its tax advisors to ensure that such transactions are properly recorded and reported in the 2007 federal and state Returns to be filed by CBI and its Subsidiaries

          (c)      CBI has made available to Ireland true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of CBI or any of its Subsidiaries relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including CBI or any of its Subsidiaries for all periods ending on and after December 31, 2005.

          (d)      The Returns of or including CBI and its Subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, threatened or, to CBI’s knowledge, pending (either in writing or verbally, formally or informally). Neither CBI nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against CBI, any of its Subsidiaries, or any of their assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of CBI of its Subsidiaries.

     Section 2.13      Intellectual Property. Neither CBI nor any of its Subsidiaries owns any intellectual property rights except unregistered intellectual property as may have been developed or created in the ordinary course of their respective businesses.

     Section 2.14      Environmental Matters.

          (a)      The operations of CBI and its Subsidiaries comply in all material respects with all federal, state and local environmental, health and safety laws, statutes or regulations.

          (b)      The operations of CBI and its Subsidiaries are not the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environment, health or safety law, statute or regulation.

          (c)      The operations of CBI and its Subsidiaries are not the subject of any federal or state investigation pursuant to which CBI or any of its Subsidiaries has been ordered to respond to a release of any hazardous or toxic waste, substance or constituent or other substance, into the environment in violation of law.

          (d)      Since the date when CBI or its affiliated predecessors acquired the CP (described in Section 2.18(a) below), no material violations of any federal, state and local environmental, health and safety laws, statutes or regulations have occurred and CBI and its Subsidiaries have created no obligation or liability to, or any claim on behalf of, any other person or entity, including any governmental body or agency relating to federal, state and local environmental, health and safety laws, statutes or regulations at or on the CP.

          (e)      Neither CBI nor any of its Subsidiaries have filed any notice under federal or state law indicating past or present treatment, storage or disposal requiring a Part B permit or designation of “interim status” as defined under 40 C.F.R. Parts 260-270 or any state equivalent of a hazardous or toxic waste as defined therein or reporting a spill or release of a hazardous or toxic waste, substance or constituent or other substance, into the environment except in accordance with applicable law.

          (f)      Neither CBI nor any of its Subsidiaries has released, as defined in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), any hazardous substance as defined therein into the environment.

          (g)      Except as disclosed in the CBI Disclosure Schedule, none of the operations of CBI or any of its Subsidiaries involves the generation, transportation, treatment or disposal of hazardous waste requiring a Part B permit or designation of “interim status,” each as defined under 40 C.F.R. Parts 260-270, or any state equivalent thereof.

          (h)      Except as disclosed in the CBI Disclosure Schedule, no underground storage tanks or surface impoundments are on the premises of CBI or any of its Subsidiaries.

          (i)      There exists no lien in favor of any governmental authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such governmental authority in response to a release of a hazardous or toxic waste, substance or constituent or other substance, into the environment has been filed or attached to the premises currently owned by CBI or any of its Subsidiaries.

          (j)      Except as disclosed in the CBI Disclosure Schedule, neither CBI nor any of its Subsidiaries has exposed any persons in a material manner to, nor received notice of any claim of injury due to exposure of any person to, hazardous materials manufactured, stored, used, distributed, disposed of, released or controlled by CBI or any of its Subsidiaries.

          (k)      No claim, complaint, or administrative proceeding has been brought or is currently pending against CBI or any of its Subsidiaries relating to any liability of CBI or any of its Subsidiaries existing or threatened with respect to hazardous or toxic waste, substances or constituents or other substances or as to the investigation or remediation of hazardous or toxic waste, substances or constituents or other substances.

     As used herein “federal, state and local environmental, health and safety laws, statutes or regulations” means any and all laws, rules, regulations, orders, treaties, statutes and codes promulgated by any local, state, federal or international governmental authority or agency which has jurisdiction over any portion of the current operations of CBI or its Subsidiaries, which prohibits, regulates or controls any hazardous material or the transportation, storage, transfer, recycling, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of hazardous materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as these laws have been amended or supplemented to date and any analogous state or local statutes and the regulations promulgated to date pursuant thereto.

     As used herein, “hazardous or toxic waste, substance or constituent or other substance” means those substances which are regulated by or form the basis of liability under any federal, state and local environmental, health and safety laws, statutes or regulations because they are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation: (a) asbestos, (b) oil and petroleum products, (c) explosives, (d) radioactive substances, pollutants or wastes, (e) urea formaldehyde-containing building materials, (f) polychlorinated biphenyls, (g) radon gas, and (h) ultra-hazardous or toxic substances, pollutants or wastes.

     Section 2.15      Certain Agreements. Neither the execution and delivery of this Agreement, the Articles of Merger or the CBI Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of CBI or its Subsidiaries, under any Plan or otherwise, (b) increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

     Section 2.16      Interests of Officers and Directors. Except for the one eighth (1/8) interest in the DDB Staking Syndicate dated February 15, 2007 owned by each of the CBI principals, no officer or director of CBI or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in a transaction with CBI or its Subsidiaries, except as disclosed in the CBI Disclosure Schedule.

     Section 2.17      Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon CBI or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of CBI or any of its Subsidiaries, any acquisition of property by CBI or any of its Subsidiaries or the conduct of business by CBI or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by CBI or any of its Subsidiaries.

     Section 2.18      Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment

          (a)      CBI has delivered to Ireland a title report from Harris & Thompson dated April 13, 2006 and Ireland has received a supplemental and updated title report from Harris & Thompson (together the “Harris & Thompson Report”) relating to the title and rights to the mineral claims making up the Columbus Calcium Carbonate Project (the “CCCP”) and the Columbus Silver Brine Project (the “CSBP”) (the CCCP and the CSBCP being collectively referred to as the “CP”) and to other related maters, each as more particularly described in the Harris & Thompson Report. CBI and the CBI Principals represent and warrant that they know of no fact that would cause the conclusions contained in the Harris & Thompson Report to be incorrect. The lands and mineral claims described more fully in the Harris & Thompson Report, are owned free and clear of any liens, charges, pledges, security interests or other encumbrances, except to the extent noted in the Harris & Thompson Report and except for the net smelter return of 0.5% granted in favor of Lisa Antry and now held by L&S Antry LLC, and the net smelter return of 0.5% granted in favor of Donald Sundeen, the details of which are set out in the CBI Disclosure Schedule. All mining claims and mineral leases held by CBI and it Subsidiaries are in good standing and all required lease and rental payments and other obligations of CBI or its Subsidiaries thereunder have been duly satisfied, and all mining claims or similar rights to conduct business under the CP, as described in the Harris & Thompson opinion are in good standing and the obligations of CBI and its Subsidiaries have been duly satisfied.

          (b)      The equipment owned or leased by CBI or its Subsidiaries are either owned by CBI or its Subsidiaries or subject to valid and paid up leases or other rights to use.

     Section 2.19      Regulatory Matters; Governmental Licenses; Compliance with Laws.

          (a)      Neither CBI nor the CBI Principals have reason to believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that CBI or any of its Subsidiaries have received or made to operate their respective businesses are invalid or have been or are being suspended, cancelled, revoked or questioned. There is no investigation or inquiry known to CBI or the CBI Principals, or that reasonably should be known to them, to which CBI or any of its Subsidiaries are a party, or which are pending or threatened against CBI or any of its Subsidiaries, relating to the operation of their respective businesses and their compliance with applicable federal, state, local or foreign laws, ordinances, governmental rules or regulations. To the best of the knowledge of CBI and the CBI Principals, CBI and its Subsidiaries are in compliance with all laws and regulations applicable to CBI and its Subsidiaries, and under all licenses or permits obtained by CBI and its Subsidiaries, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to, and the certification of, the facilities of CBI and its Subsidiaries.

          (b)      CBI is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which CBI is a party or is subject.

     Section 2.20      Questionable Payments. Neither CBI nor any of its Subsidiaries, and to the best knowledge of CBI and the CBI Principals, after due investigation, no director, officer, agent or other employee of CBI or any of its Subsidiaries, has: (a) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of CBI or any of its Subsidiaries; or (b) made any political contributions which would be unlawful under the laws of the United States or the foreign country in which such payments were made

     Section 2.21      Insurance. CBI has disclosed in the CBI Disclosure Schedule all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance maintained by CBI and its Subsidiaries. Neither CBI nor any of its Subsidiaries is in default under any of such policies or binders, and neither CBI nor any of its Subsidiaries has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to CBI or the CBI Principals, or that should reasonably be known to them, upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. All policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Time.

     Section 2.22      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

     Section 2.23      Disclosure. No representation or warranty made by CBI in this Agreement, nor any disclosure to Ireland furnished by CBI or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of CBI and the CBI Principals, after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a material adverse effect on CBI’s Business that has not been set forth in this Agreement or disclosed in the CBI Disclosure Schedule. CBI has provided copies to Ireland of all documents and information requested by Ireland pursuant to Ireland’s diligence requests. .

     Section 2.24      Vote Required. The affirmative votes of the holders of a majority of the outstanding shares of CBI Common Stock are the only votes of the holders of any class or series of CBI Capital Stock necessary to approve this Agreement and the Merger.

     Section 2.25      Limitation on Warranties. Neither CBI nor the CBI Principals shall have any obligation to Ireland for breach of a representation and or warranty that arises or is deemed to arise due to actions taken before the Effective Time by, or at the direction of Ireland or a representative of Ireland, about which the CBI Principals were unaware at the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
IRELAND AND SUB

     As of the date hereof, except as disclosed in a document referring specifically to the relevant subsections of this Article III which is delivered by Ireland to CBI prior to execution of this Agreement (the “Ireland Disclosure Schedule”), Ireland and Sub hereby represent and warrant to CBI as follows:

     Section 3.1      Corporate Organization. Ireland and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada, and each has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. Ireland and Sub are duly qualified or licensed to do business and are in good standing as foreign corporations in each state or other jurisdiction in which the nature of their respective businesses or operations or ownership of their property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other), business, properties, prospects (as currently contemplated), net worth or results of operations of Ireland and Sub taken as a whole (collectively, “Ireland’s Business”). Ireland has delivered to CBI complete and correct copies of Ireland’s Articles of Incorporation and Bylaws and Sub’s Articles of Incorporation and Bylaws, in each case as amended to the date hereof.

     Section 3.2      Capital Structure. As of the date hereof the authorized capital stock of Ireland consists of 400,000,000 shares of Ireland Common Stock, $0.001 par value. At the close of business on December 14, 2007, 86.550,000 shares of Ireland Common Stock were outstanding, 3,895,000 shares of Ireland Common Stock were reserved for issuance upon the exercise of outstanding stock options (the “Ireland Options”), and10,160,650 shares of Ireland Common Stock were reserved for issuance upon the exercise of outstanding share purchase warrants (the “Outstanding Ireland Warrants”). All outstanding shares of Ireland Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The Ireland Merger Shares issuable in connection with the Merger are duly authorized and, when issued in accordance with the terms of this Agreement and the Articles of Merger, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, no par value, all of which are validly issued, fully paid and nonassessable and owned by Ireland. Except for the shares listed above issuable pursuant to Ireland Options and the Outstanding Ireland Warrants (the details of which have been accurately described in Ireland’s reports on Form 10-QSB, Form 10-KSB and Form 8-K as filed with the Commission), any shares issuable for the acquisition for additions to the Red Mountain Project, and any shares issuable under the terms of this Agreement, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Ireland or any Subsidiary of Ireland is a party or by which any of them may be bound obligating Ireland or any Subsidiary of Ireland to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Ireland or of any Subsidiary of Ireland or obligating Ireland or any Subsidiary of Ireland to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

     Section 3.3      Authorization, Execution and Delivery. Ireland and Sub each has all requisite corporate power and authority (a) to execute and deliver this Agreement, the Merger Agreement and the agreements attached as exhibits hereto to which Ireland or Sub is a party (the “Ireland Ancillary Agreements”), (b) to perform its respective obligations under this Agreement, the Merger Agreement and the Ireland Ancillary Agreements, and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Articles of Merger and the Ireland Ancillary Agreements by Ireland and Sub and the consummation by Ireland and Sub of the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action of Ireland and Sub. This Agreement has been duly executed and delivered by Ireland and Sub and, assuming its due authorization, execution and delivery by CBI and the CBI Principals, constitutes the legal, valid and binding obligation of each of them, enforceable in accordance with its terms. The Board of Directors of Ireland has determined that it is advisable and in the best interest of Ireland’s stockholders for Ireland to enter into a strategic business combination with CBI upon the terms and subject to the conditions of this Agreement.

     Section 3.4      Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any Governmental Entity is required on the part of Ireland or Sub in order (a) to permit Ireland and Sub to perform their respective obligations under this Agreement or (b) to prevent the termination of any right, privilege, license or agreement of Ireland, or to prevent any loss to Ireland’s Business, by reason of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger, (ii) the registration requirements of the Securities Act and of state securities or “Blue Sky” laws and (iii) the rules of the OTC Bulletin Board applicable to the Ireland Common Stock.

     Section 3.5      No Conflict. Except for compliance with the governmental and regulatory requirements described in Section 3.4 hereof, neither the execution, delivery and performance of this Agreement, the Articles of Merger and the Ireland Ancillary Agreements by Ireland and Sub nor the consummation by Ireland and Sub of the transactions contemplated hereby and thereby, will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of Ireland’s Articles of Incorporation, Sub’s Articles of Incorporation, Ireland’s Bylaws or Sub’s Bylaws, (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, or result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to third party that is material to Ireland’s Business, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which Ireland or Sub or any of their respective assets may be subject, which conflict, breach, default or violation would materially and adversely affect Ireland’s Business, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Ireland or Sub, (e) materially and adversely affect any franchise, license, permit or other governmental approval which is material to Ireland’s Business or is necessary to enable Ireland or Sub to carry on their respective businesses as presently conducted or is required of any employee or agent thereof to enable each of them to carry out such person’s duties on behalf of Ireland or Sub, as the case may be, or (f) require the consent of any third party.

     Section 3.6      Reports; Accuracy of Information. Ireland has made available to CBI true and complete copies of (a) Ireland’s annual report on Form 10-KSB for the year ended December 31, 2006, as filed with the United States Securities and Exchange Commission (the “Commission”), (b) all other periodic reports filed by Ireland with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2006, and (c) all proxy statements and annual and quarterly reports furnished to Ireland’s stockholders since December 31, 2006. As of their respective dates (or, if any such report or proxy statement shall have been amended, as of the date of such amendment), such reports and proxy statements (i) complied with all applicable provisions, rules and regulations of federal securities laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which such statements were made, not misleading. Since December 31, 2006, Ireland has timely filed all reports and registration statements required to be filed by Ireland with the Commission under the rules and regulations of the Commission.

     Section 3.7      Litigation. There is no action, suit, proceeding, investigation or claim pending or, to the knowledge of Ireland, threatened against Ireland or any its Subsidiaries which could, individually or in the aggregate, have a material adverse effect on Ireland’s Business or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

     Section 3.8      No Material Adverse Change. Since the date of the balance sheet included in Ireland’s most recently filed report on Form 10-QSB or subsequent 8-Ks, Ireland has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Ireland; (b) any amendment or change in the Articles of Incorporation or Bylaws of Ireland; (c) any damage to, destruction of or loss of any assets of the Ireland (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Ireland; or (d) any sale of a material amount of property of Ireland, except in the ordinary course of business.

     Section 3.9      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. In the event that the preceding sentence is in any way inaccurate, Ireland agrees to indemnify and hold harmless CBI from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Ireland or any of its directors, officers, partners, employees or representatives is responsible.

ARTICLE IV

COVENANTS OF CBI

     Section 4.1      Regular Course of Business. Except as otherwise consented to in writing by Ireland, prior to the Effective Time CBI and its Subsidiaries shall conduct their respective businesses in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact their business organizations, keep available the services of their officers and employees and maintain positive relations with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with them. CBI shall promptly notify Ireland of any event or occurrence not in the ordinary course of business and will not enter into or amend any agreement or take any action which reasonably could be expected to have a material adverse effect on CBI’s Business.

     Section 4.2      Restricted Activities and Transactions. Except as provided herein or as otherwise consented to in writing by Ireland, prior to the Effective Time, CBI and its Subsidiaries will not:

          (a)      propose, adopt or permit an amendment of the Articles of Incorporation or the Bylaws of CBI or any of its Subsidiaries;

          (b)      issue, sell, encumber or deliver, or agree to issue, sell, encumber or deliver, any shares of any class of capital stock of CBI or its Subsidiaries or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such shares or convertible securities (except pursuant to the exercise of CBI Options or other securities convertible into or exercisable for CBI Capital Stock and outstanding as of the date hereof) or authorize or propose any change in its equity capitalization, except for the issuance of up to 157,500 shares of CBI Common Stock upon the proper exercise of the CBI Options in accordance with the terms thereof;

          (c)      split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock,

          (d)      mortgage or pledge any of its assets, tangible or intangible;

          (e)      (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims, (iii) lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights (except for (A) dispositions of obsolete or worthless assets, (B) sales immaterial assets not in excess of $25,000 in the aggregate and (C) leases of equipment in the ordinary course of business pursuant to commitments as set forth in the CBI Disclosure Schedule), or (iv) make or permit any material amendments or termination of any material contract, agreement, license or other right to which it is a party;

          (f)      grant any increase in compensation to any employee or director (except for annual increases in salary or wages of, and bonus grants made to, employees in the ordinary course of business consistent with past practice, provided that such increases or grants have been consented to in writing by Ireland and have been listed in the CBI Disclosure Schedule), or amend in any respect the terms of any Plan or adopt any new Plan or similar arrangements or agreements (except in each case as specifically provided in this Agreement or as required by law), or enter into or amend any employment, severance or similar arrangement;

          (g)      accelerate, amend or change the period of exercisability of any rights to purchase securities of CBI or change the vesting period of any restricted stock of CBI or authorize cash payments in exchange for any outstanding CBI Options, except to extend to no later than December 31, 2007, the expiration of outstanding options to purchase up to 76,400 shares of CBI Common Stock that would otherwise expire;

          (h)      hire any management personnel or terminate any employee of CBI or any of its Subsidiaries, except in the ordinary course of business involving a person with an annual salary of less than $25,000 and only (in the case of a new hire) pursuant to an at-will arrangement without any severance benefits;

          (i)      acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or incorporate or form, or cause to be incorporated or formed, any corporation, association, joint venture, partnership, business trust or other business entity, or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the CBI Business;

          (j)      transfer the stock of any Subsidiaries of CBI to any other Subsidiary of CBI or transfer any assets or liabilities of CBI or any of its Subsidiaries to any new or existing Subsidiary of CBI;

          (k)      pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the CBI Financial Statements;

          (l)      except in the ordinary course of business, enter into or agree to enter into any transaction material to CBI’s Business;

          (m)      enter into or amend any agreements pursuant to which any other party is granted most favored customer status or exclusive marketing, distribution or other similar rights with respect to any products of CBI or any of its Subsidiaries;

          (n)      violate, amend or otherwise modify the material terms of any of the contracts set forth on the CBI Disclosure Schedule;

          (o)      commence a lawsuit other than for the routine collection of bills or to enforce CBI’s rights under this Agreement, or settle a lawsuit;

          (p)      change the accounting methods or practices followed by CBI or any of its Subsidiaries, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles, make or change any material Tax election, adopt or change any Tax accounting method, file any material Return or any amendment to a material Return (other than as required and in accordance with Section 4.5), enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, without the prior written consent of Ireland, which consent will not be unreasonably withheld (for purposes of this covenant a “material” Tax Return, closing agreement, Tax claim or assessment shall mean a Tax liability with respect to each such item in excess of $25,000);

          (q)      take any action that would result in any of the representations and warranties of CBI set forth in this Agreement becoming untrue;

          (r)      make any changes in its investment portfolio other than the reinvestment of the proceeds of maturing, redeemed or prepaid securities, obligations or other investments into United States Treasury securities maturing 90 days or less from the date of investment;

          (s)      allow or permit to be done any act by which any of its insurance policies may be suspended, impaired or canceled;

          (t)      fail to comply in any material respect with all laws applicable to it; or

          (u)      authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 4.3      Dividends and Distributions; Repurchases. Prior to the Effective Time, except with the prior written consent of Ireland, CBI will not declare or pay any dividend on its capital stock in cash, stock or property, and will not redeem, repurchase or otherwise acquire any shares, or rights to acquire shares, of its capital stock.

     Section 4.4      No Default or Violation. Except as otherwise consented to in writing by Ireland, prior to the Effective Time, CBI will use its best efforts not to (a) violate, or commit a breach of or a default under, any contract, agreement, lease, license, mortgage or commitment to which it is a party or to which any of its assets may be subject or (b) violate any statute, regulation, ordinance, writ, injunction, order, judgment or decree, or any other requirement of any governmental body or court, applicable to its assets or business, the effect of which in any such case in clauses (a) or (b) would be materially adverse to CBI’s Business.

     Section 4.5      Taxes; Consent. CBI shall prepare and timely file all Returns and amendments thereto required to be filed by it and its Subsidiaries on or before the Closing Date. Ireland shall have a reasonable opportunity to review all Returns and amendments thereto and to approve such Returns (which approval shall not be unreasonably withheld). Ireland shall, with the co-operation of CBI and the CBI Principals, file all returns required to be filed by CBI and its Subsidiaries after the Effective Time. CBI and its Subsidiaries shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of CBI or any of its Subsidiaries; and (b) CBI shall have set aside on its books adequate reserves for such Taxes. Between the date of this Agreement and the Closing Date, CBI shall give Ireland and its authorized representatives full access to all properties, books, records and Returns of or relating to CBI, whether in possession of CBI, any Subsidiary of CBI or third-party professional advisors or representatives in order that Ireland may have full opportunity to make such investigations as it shall desire to make of the affairs of CBI. CBI shall ensure that all third-party advisors and representatives of CBI, including without limitation accountants and attorneys, will fully cooperate and be available to Ireland in connection with such investigation. CBI shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to CBI and/or any of its Subsidiaries and shall ensure that any such agreements are of no further force or effect as to CBI or any of its Subsidiaries on and after the Closing Date.

     Section 4.6      Advice of Changes. CBI will promptly advise Ireland in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of CBI contained in this Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate or (b) any material adverse change in CBI’s Business.

     Section 4.7      Negotiation With Others. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, CBI, CBI’s Subsidiaries and the CBI Principals shall not, directly or indirectly, (a) solicit, initiate discussions or engage in negotiations with any person (whether such negotiations are initiated by CBI, CBI’s Subsidiaries or the CBI Principals or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than Ireland, relating to the possible acquisition of CBI or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such person, including without limitation a firm proposal to make such an acquisition, to be referred to as an “Acquisition Proposal”), (b) provide information with respect to CBI or any of its Subsidiaries to any person, other than Ireland, relating to a possible Acquisition Proposal by any person, other than Ireland, (c) enter into an agreement with any person, other than Ireland, providing for a possible Acquisition Proposal, or (d) make or authorize any statement, recommendation or solicitation in support of any possible

Acquisition Proposal by any person other than by Ireland. In addition, CBI and the CBI Principals agree to immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of CBI (or its agents pursuant to its instruction) from taking any of the following actions: if CBI shall receive from a third party an unsolicited written proposal from a third party to acquire 100% of CBI and its entire business through a merger, consolidation, stock purchase, purchase of all or substantially all of its assets, or otherwise, and (ii) if the Board of Directors has made a good faith determination, based upon the advice of its legal counsel set forth in a written opinion or memorandum from such counsel, that it would be a violation of its fiduciary duties to the shareholders of CBI to do otherwise, CBI may, without breaching this Section 4.7, furnish information to and enter into negotiations with such third party. Further, if in the reasonable good faith judgment of the CBI Board of Directors any such written proposal is reasonably likely to be consummated and is more favorable to the shareholders of CBI from a financial perspective than the terms of the Merger (a “Superior Proposal”), nothing contained in this Agreement shall prevent the CBI Board of Directors from approving, accepting and recommending to the shareholders of CBI a Superior Proposal, if the CBI Board of Directors has made a good faith determination, based upon the advice of its legal counsel set forth in the written opinion or memorandum from such counsel, that it would be a violation of its fiduciary duties to the shareholders of CBI to do otherwise; provided that in each such event CBI notifies Ireland of such determination by the CBI Board of Directors and provides Ireland with a true and complete copy of the Superior Proposal received from such third party, a copy of the written opinion and/or memorandum of CBI’s legal counsel as set out above, and of all documents containing or referring to information of CBI that is supplied to such third party. Except to the extent expressly referenced in this Section 4.7, nothing in this Section 4.7 shall relieve CBI from complying with the other terms of this Agreement, including, without limitation, the provisions of Sections 6.2 and 12.1(g) below.

     Section 4.8      Acquisition Proposals. CBI will provide Ireland with immediate notice of any inquiry or offer CBI receives from or on behalf of any third party of the type referred to in Section 4.7 hereof, including in such notice the identity of the third party and a complete description of any such inquiry or offer, and will provide Ireland with immediate notice if CBI provides or furnishes any information to any third party relating to a possible Acquisition Proposal.

     Section 4.9      Consents, Approvals and Filings. CBI will use its best efforts to comply as promptly as practicable with the governmental requirements specified in Section 2.5 hereof and to obtain on or before the Closing all necessary approvals, authorizations, consents, licenses, clearances or orders of Governmental Entities referred to in such section or of other persons referred to in Section 2.6 or the CBI Disclosure Schedule.

     Section 4.10      Access to Records and Properties. Ireland may, prior to the Effective Time, through its employees, agents and representatives, continue to conduct or cause to be conducted a detailed review of the business, financial condition, properties, assets, books and records of CBI. CBI agrees to assist Ireland in conducting such review and investigation and will provide, and will cause its independent public accountants to provide (subject to Ireland’s agreement to any hold-harmless or indemnity reasonably required by such independent public accountants), Ireland and its employees, agents and representatives full access to, and complete information concerning all aspects of the business of CBI, including its books, records (including Returns filed or in preparation), personnel and premises, the audit work papers and other records relating to CBI of its independent public accountants.

     Section 4.11      Reorganization. From and after the date hereof and until the Effective Time, CBI and the CBI Principals will not, and will use their reasonable best efforts to cause any affiliates of CBI not to, knowingly take any action, or knowingly fail to take any action which is reasonable and not materially burdensome to CBI or its shareholders, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     Section 4.12      Non-Competition Agreements. Prior to Closing, CBI and the CBI Principals will cause all officers and directors of CBI to sign and deliver to Ireland an agreement not to engage in mining or natural resources exploration business or any related business for a period of four (4) years and within 200 miles of the CP, as set forth in a non-competition agreement in a form substantially consistent with Exhibit F (the “Non-Competition Agreements”)..

     Section 4.13.      CBI Assistance to Auditors. CBI, the CBI Principals and the officers and directors of CBI shall timely provide such reasonable assistance to the accountants and auditors selected by Ireland to audit CBI’s and its Subsidiaries’ financial statements as shall be requested by Ireland and the accountants, with the goal of promptly completing the preparation and audit of those financial statements required under Section 8.5 of this Agreement.

ARTICLE V

COVENANTS OF IRELAND AND SUB

     Section 5.1      Reorganization. From and after the date hereof and until the Effective Time, Ireland will not, and Ireland will use its reasonable best efforts to cause its affiliates not to, knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     Section 5.2      Registration Rights. Ireland hereby agrees that it will offer to all holders Merger Securities issued as a result of the Merger piggyback registration rights whereby the holders of the Merger Securities may include the Ireland Merger Shares and the shares of Ireland Common Stock issuable upon the proper exercise of the Ireland Merger Warrants (the “Merger Warrant Shares”) for re-sale in any registration statement filed by Ireland under the Securities Act within one (1) year of Closing, other than a registration statement relating to the sale of securities to participants in an employee benefit plan, a registration statement relating to a corporate reorganization or other transaction under Rule 145 promulgated under the Securities Act, or a registration statement on any form that does not include substantially the same information as would be required in a registration statement covering the sale of the Merger Securities. In connection with any offering involving an underwriting of shares of Ireland’s capital stock, Ireland shall not be required under this Section 5.2 to include any of the Merger Securities in such underwriting unless the holders of such Merger Securities accept the terms of the underwriting as agreed upon between Ireland and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by Ireland, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Ireland. If the total amount of securities, including Merger Securities, requested by the holders to be included in such offering exceeds the amount of securities sold other than by Ireland that the underwriters determine in their sole discretion is compatible with the success of the offering, then Ireland shall be required to include in the offering only that number of such securities, including Merger Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering.

     Section 5.3      CBI Appointment of Director. Ireland hereby agrees that promptly after the Effective Time, Lawrence E. Chizmar, Jr., presently a director of CBI, shall be appointed to Ireland’s Board of Directors, to hold such office until the next meeting of Ireland’s shareholders at which members of Ireland’s Board of Directors are to be elected, and Ireland shall nominate such Mr. Chizmar for election as a director of Ireland at such meeting. Should Mr. Chizmar resign at any time prior to one year from the Effective Time, then that vacancy shall be filled in the normal course pursuant to Ireland’s Articles of Incorporation and Bylaws.

     Section 5.4      Employee Benefits. Promptly following the Effective Time, Ireland will take all steps necessary to make available to those employees of CBI that will become employees of Ireland or the Surviving Entity all employee benefits then offered to Ireland employees of like circumstance.

     Section 5.5      Removal of Restrictive Legends. Ireland agrees that, provided:

          (a)      Ireland receives an opinion from its legal counsel (the “Initial Free Trading Opinion”) that the restrictive legend (the “Initial Legend”) endorsed on any share certificates (the “Initial Share Certificates”) representing the Ireland Merger Shares or the Merger Warrant Shares when initially issued by Ireland pursuant to the terms of this Agreement or the Ireland Merger Warrants may be removed pursuant to the provisions of the Securities Act and the rules and regulations promulgated thereunder; and

          (b)      the holder of the Initial Share Certificates delivers to Ireland such documentation, undertakings and other information as may reasonably be required by Ireland’s legal counsel to provide the Initial Free Trading Opinion,

Ireland shall remove the Initial Legend from the Initial Share Certificates and shall not charge the holder thereof for the costs associated therewith, including, but not limited to, the cost of obtaining the Initial Free Trading Opinion. Notwithstanding the provisions of this Section 5.5, if it shall be come necessary under the Securities Act or the rules and regulations promulgated thereunder to again endorse a restrictive legend (the “Subsequent Legend”) upon any share certificates representing the Ireland Merger Shares or the Merger Warrant Shares after the Initial Legend has been removed, Ireland may charge the holder of such share certificates for the reasonable costs of removing the Subsequent Legend, including, but not limited to, the cost of obtaining an opinion from legal counsel that the Subsequent Legend may be removed from such share certificates.

     Section 5.6      Replacement of Directors and Officers. Ireland agrees to use its best efforts where practical to remove John Arkoosh’s name, and the names of any other directors or officers of CBI, and to substitute another person, on all contracts, permits and government filings relating to the CP within 180 days after the Effective Time. Ireland agrees to indemnify John T. Arkoosh and the other former officers and directors of CBI if they are made a party to any claim arising from events that occur after Closing on any such contracts, permits and government filings relating to the CP, provided that Ireland shall not be required to indemnify Mr. Arkoosh or the other former officers and directors of CBI for any claims or liabilities arising as a result of their own malfeasance or the malfeasance of any of their affiliates.

Ireland agrees to accept the resignations of all officers and directors of CBI and its Subsidiaries as of Closing and will act expeditiously to replace and notify proper governmental agencies of said resigning parties and their replacements.

     Section 5.7      CBI Tax Returns. After the Effective Time, Ireland shall timely file all tax returns required to be filed by CBI and its Subsidiaries after the Closing.

     Section 5.8      No Additional Shares. Other than (a) shares issuable upon the proper exercise of the Ireland Options or the Outstanding Ireland Warrants, (b) any shares that Ireland may agree to issue in connection with the acquisition of any new mineral claims forming part of the Red Mountain Project, as that term is used in Ireland’s filings with the Commission, or (c) shares issuable pursuant to the terms of this Agreement or the Ireland Merger Warrants, Ireland agrees not to issue any additional shares from the date of this Agreement to January 22, 2008.

     Section 5.9      Ireland Employee Stock Options. Ireland agrees not to issue more than 2,000,000 new employee, consultant or director stock options during the period from January 1, 2008 to December 31, 2008. However, this limit may be exceeded subject to the overall requirements of the particular stock option plan under which Ireland seeks to issue such new employee, consultant or director stock options, if Ireland’s Board of Directors is presented with the reasons for issuing the additional options and Lawrence E. Chizmar Jr. specifically votes to approve the issuance of such additional options. If Mr. Chizmar is not, at such time, a member of Ireland’s Board of Directors, Ireland may issue the additional options referred to in this Section 5.9 with the prior written consent of John T. Arkoosh.

     Section 5.10      Maintain CBI Claims. Ireland agrees to maintain all permits and substantially all mineral claims and leases held by CBI and its Subsidiaries at Closing current and in good standing order for at least one (1) year after Closing.

     Section 5.11      Insurance. Ireland agrees to maintain a minimum of $2 million of general liability insurance coverage that would include coverage against claims arising on or in connection with the CP properties, including coverage to all mining syndicates and their participants (related to underlying mineral claims), third party, consultants and workman compensation claims, such coverage to be at least as broad as insurance coverage held by CBI for such potential liabilities as of the date this Agreement is signed. Said insurance shall be maintained so long as Ireland and subsidiaries and its assignees hold CP mineral claims in the names of, or under rights obtained from, underlying Staking Syndicates.

ARTICLE VI

MUTUAL COVENANTS

     Section 6.1      Confidentiality.

          (a)      In connection with the negotiation of this Agreement, the preparation for the consummation of the transaction contemplated hereby, and the performance of obligations hereunder, each party hereto acknowledges that it has had, and will have, access to confidential information relating to the other party, including, but not limited to, technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the parties or their respective representatives which contain or otherwise reflect or are generated from such information. All such information is herein referred to as “Confidential Information”; provided, however, that the term “Confidential Information” does not include information received by a party in connection with the transaction contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was within such party’s possession (as evidenced by duly authenticated writings) prior to its being furnished to such party by or on behalf of the other party in connection with the transaction contemplated hereby, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other person with respect to such information.

          (b)      Nothing in this Section 6.1 is intended to grant any rights under any patent or copyright of either party, nor shall this Section 6.1 grant any right in or to the other party’s Confidential Information. Each party shall use the other party’s Confidential Information solely for the purpose of consummating the transaction contemplated by this Agreement and shall use reasonable efforts to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its representatives and affiliates who need to know such Confidential Information in connection with the transaction contemplated hereby. Each party shall cause its representatives to comply with the covenants in the preceding sentence.

          (c)      All Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Ireland shall, and shall cause its representatives to, promptly return to CBI, and CBI shall, and shall cause its representatives to, promptly return to Ireland, all Confidential Information (including all copies, summaries and extracts thereof and all analyses, compilations, studies or other documents, records or data which contain, reflect or are generated from such Confidential Information) furnished to Ireland or CBI, as the case may be, by the other party in connection with the transactions contemplated hereby.

          (d)      If a party or any of its representatives or affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is otherwise required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion or the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

          (e)      Each party agrees that its obligations provided herein are necessary and reasonable in order to protect the other party and its business, and each party expressly agrees that monetary damages would be inadequate to compensate a party for any breach by the other party of its covenants and agreements set forth herein. Accordingly, each party agrees and acknowledges that any such breach or threatened breach will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, such party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages. Notwithstanding the above, the parties agree that Ireland and CBI may disclose such information as may be necessary to comply with their respective reporting obligations under any applicable laws.

     Section 6.2      Expenses.

          (a)      In the event the Merger is not consummated, Ireland and CBI will each separately bear its own expenses incurred in connection with the agreement except as set forth in this Section 6.2. Ireland agrees to pay (i) all expenses incurred by CBI in connection with preparation and auditing of CBI and its Subsidiaries’ financial statements, including predecessors’ statements, if requested, and (ii) the expenses of CBI’s and its Subsidiaries’ legal counsel in an amount not to exceed, in the aggregate, 50% of the expenses of Ireland’s legal counsels engaged in connection with completing the Merger. If the Merger is completed, Ireland will pay all Merger expenses incurred by CBI, CBI’s Subsidiaries, Ireland or Sub except for the expenses of CBI’s and its Subsidiaries’ legal counsel which shall be limited as described in (ii) above. Each party shall furnish to the other, upon reasonable request, a full accounting for all such expenses for purposes of determining the parties’ obligations under this Section 6.2(a) .

          (b)      If this Agreement is terminated by CBI pursuant to Section 12.1(g) hereof, then CBI shall pay to Ireland within three business days of such termination an amount equal to $1,000,000 by check or wire transfer. If this Agreement is terminated by Ireland pursuant to Section 12.1(h) hereof, then Ireland shall pay to CBI within three business days of such termination an amount equal to $1,000,000 by check or wire transfer. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement.

     Section 6.3      Public Announcements. Except as provided for herein, Ireland and CBI shall not, from and after the date hereof and prior to the Effective Time, make, issue or release any public announcement, press release, public statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein (including any generally disseminated written communication to employees, customers or the trade) without the prior consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or disclosures which any party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or disclosure by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than one calendar day prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or disclosure with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. If, based upon the advice of its outside legal counsel, Ireland believes it to be necessary to meet its public disclosure obligations or otherwise desirable; the parties will issue a mutually agreed upon joint press release announcing the execution and delivery of this Agreement.

     Section 6.4      Agreements to Cooperate.

          (a)      CBI shall take, and shall cause its Subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on CBI or its Subsidiaries with respect to the Merger and shall take all reasonable actions necessary to cooperate promptly with and furnish information to Ireland in connection with any such requirements imposed upon Ireland or Sub or any Subsidiary of Ireland or Sub in connection with the Merger. CBI shall take, and shall cause its Subsidiaries to take, all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with Ireland or Sub and their Subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by CBI or any of its Subsidiaries (or by Ireland or Sub or any of their Subsidiaries) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of CBI to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to CBI pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling, the entry, or promulgation thereof, as the case may be; provided, however, that CBI shall not be obligated to, nor shall CBI be obligated to cause its Subsidiaries to, dispose of or hold separate all or a material portion of the business or assets of CBI and its Subsidiaries, taken as a whole.

          (b)      Ireland and Sub shall take, and shall cause their Subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them or their Subsidiaries with respect to the Merger and shall take all reasonable actions necessary to cooperate promptly with and furnish information to CBI in connection with any such requirements imposed upon CBI or any Subsidiary of CBI in connection with the Merger. Ireland and Sub shall take, and shall cause their Subsidiaries to take, all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with CBI and its Subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Ireland or Sub or any of their Subsidiaries (or by CBI or any of its Subsidiaries) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of Ireland or Sub to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to Ireland or Sub pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that Ireland shall not be obligated to, nor shall Ireland be obligated to cause its Subsidiaries to, dispose of or hold separate or otherwise relinquish all or a portion of the business or assets of Ireland and its Subsidiaries, taken as a whole, or to change its or CBI’s business in any way.

          (c)      The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other federal or state antitrust or fair trade law.

     Section 6.5      State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Ireland and its Board of Directors or CBI and its Board of Directors, as the case may be, shall use their reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

     Section 6.6      Additional Agreements. In case at any time after the Effective Time of the Merger any further action is reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of CBI and Sub, the proper officers, directors, and managers of each entity party to this Agreement shall take all such necessary action.

     Section 6.7      Transfer of Sub. Each of Ireland and CBI agrees that, notwithstanding the other provisions of this Agreement, Ireland shall have the right prior to or after the Effective Time to transfer the ownership of Sub or the Surviving Entity to another wholly-owned subsidiary of Ireland, so long as such transfer does not jeopardize the tax-free merger under IRC Section 386 (a)(1)(A)..

ARTICLE VII

PROXY STATEMENT

     Section 7.1      Preparation. Ireland and CBI will cooperate in the prompt preparation by Ireland of a proxy statement for submission to the shareholders of CBI in connection with the

CBI Special Meeting as defined below (the “Proxy Statement”), which Proxy Statement shall include the information required by Rule 502(b) of Regulation D to be distributed to CBI’s shareholders, including those who do not qualify as “accredited investors” as defined by Rule 501 of Regulation D. Ireland will control the drafting of the Proxy Statement and have final approval of the form of the Proxy Statement. Ireland will bear the cost of preparing and distributing the Proxy Statement to the CBI Shareholders. The Proxy Statement will clearly disclose the total outstanding shares of Ireland and all rights to acquire additional shares of Ireland outstanding as of the date of the Proxy Statement, and will clearly disclose the aggregate and proportionate share ownership of the CBI shareholders ( on an as issued and fully diluted basis) immediately following the Effective Time. Ireland will provide CBI with at least 48 hour to review all or each component part of the final Proxy Statement before it is mailed to CBI’s shareholders.

     Section 7.2      Representations, Warranties and Covenants of CBI. CBI and the CBI Principals jointly and severally represent and warrant to Ireland that, so long as Ireland has included information in the final Proxy Statement reasonably requested by CBI to be placed in the final Proxy Statement within the 48 hour period described in Section 7.1 in order to ensure that such Proxy Statement does not contain a Material Misstatement, as defined below, that the Proxy Statement will not, at the time of its issuance, at the time of the CBI Special Meeting and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (collectively a “Material Misstatement”) except that no representation or warranty is made with respect to information set forth in the Proxy Statement concerning Ireland or any Subsidiary of Ireland. CBI will promptly advise Ireland in writing if at any time prior to the Effective Time it obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

     Section 7.3      Representations, Warranties and Covenants of Ireland. Ireland represents and warrants to CBI that the information to be set forth in the Proxy Statement concerning Ireland or any Subsidiary will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Ireland will promptly advise CBI in writing if at any time prior to the Effective Time it obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

     Section 7.4      Mailing to Shareholders; Recommendation of CBI Board; CBI Special Meeting. Ireland will cause the Proxy Statement to be mailed to CBI’s shareholders at the expense of Ireland as soon as practicable, but not later than January 11, 2008, without the prior written consent of CBI, in accordance with applicable state law. CBI will call a special meeting of the CBI shareholders (the “CBI Special Meeting”) to be held as promptly as practicable for the purpose of obtaining the shareholder approval of this Agreement and the Merger and shall use all reasonable efforts to obtain such approval. CBI shall coordinate and cooperate with Ireland with respect to the timing of the CBI Special Meeting. CBI shall not change the date of the CBI Special Meeting without the prior written consent of Ireland, nor shall CBI adjourn the CBI Special Meeting without the prior written consent of Ireland, unless such adjournment is due to the lack of a quorum, in which case the Chairman of the CBI Special Meeting shall announce at such meeting the time and place of the adjourned meeting

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF IRELAND AND SUB

     The obligations of Ireland and Sub under this Agreement to consummate the Merger will be subject to the satisfaction, or to the waiver by them in the manner contemplated by Section 13.2, on or before the Closing, of the following conditions:

     Section 8.1      Representations and Warranties. The representations and warranties of CBI contained in this Agreement will be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for statements which address items only as of a particular date, with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions which in the aggregate do not have a material adverse effect on Ireland’s Business.

     Section 8.2      Performance of Covenants. CBI shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing.

     Section 8.3      No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency will be in effect which restrains or prohibits any transaction contemplated hereby, or which would limit or otherwise affect in a material respect, Ireland’s ownership of CBI; no suit, action, or proceeding by any Governmental Entity or other person or entity, or investigation or inquiry by any Governmental Entity, will be pending or, in the case of a Governmental Entity, threatened against Ireland, Sub or CBI, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby, or which seeks to limit or otherwise affect Ireland’s ownership of CBI, and no written advice shall have been received by Ireland, Sub, CBI or their respective counsel from any Governmental Entity, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Ireland’s ownership of CBI and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which would (a) make the consummation of the Merger illegal, (b) render Ireland, Sub or CBI unable to consummate the Merger or (c) prohibit Ireland’s, Sub’s or CBI’s ownership or operation of all or any material portion of the business or assets of CBI and its Subsidiaries, taken as a whole, as a result of the Merger, or compel Ireland, Sub or CBI to dispose of or hold separate all or any material portion of the business or assets of CBI and its Subsidiaries, taken as a whole.

     Section 8.4      Approvals and Consents. The approval of the shareholders of CBI referred to in Section 1.8 hereof, and any approvals and authorizations of any Governmental

Entities, and of any other third parties necessary to complete the Merger, shall have been obtained.

     Section 8.5      Financial Statement Audit. CBI shall have delivered to Ireland and Sub, at the expense of Ireland, using independent auditors selected by Ireland, those audited annual financial statements and unaudited interim financial statements of CBI as are, in the opinion of Ireland’s auditors, necessary to permit Ireland to make any required filings under the Securities Exchange Act of 1934.

     Section 8.6      Opinion of Counsel. Ireland shall have received from legal counsel to CBI, an opinion dated the date of the Closing and addressed to Ireland, substantially in the form attached hereto as Exhibit D. .

     Section 8.7      Certificate. Ireland shall have received a certificate signed by the President of CBI to the effect that the conditions set forth in Section 8.1 and 8.2 have been met, and that there shall have been no materially adverse change with respect to CBI’s title and/or rights to the mineral claims and leases related to the CP as set out in the Harris & Thompson title opinion referred to in Section 8.15.

     Section 8.8      Dissenting Shares. The aggregate number of Dissenting Shares for which demands for payment are filed or may still be filed shall not exceed five percent (5%) of the outstanding shares of CBI Capital Stock immediately prior to the Effective Time.

     Section 8.9      No Material Adverse Change. There shall have been no material adverse change in CBI’s Business from the date hereof through the Closing Date. Notwithstanding the above, a Material Adverse Change shall not be attributed to CBI solely because of a preceding Material Adverse Change at Ireland unless CBI was the primary cause of such action or event.

     Section 8.10      CBI Options. Except for the CBI Options, all warrants, options or other rights to purchase shares of CBI Capital Stock shall have terminated by full exercise or cancellation or upon assumption by Ireland in accordance with the terms of this Agreement

     Section 8.11      Due Diligence. Ireland and its advisors shall have completed their due diligence investigation of the affairs of CBI to their reasonable satisfaction.

     Section 8.12      Non-Competition Agreements. Ireland shall have received at or prior to the Closing from each person named in Section 4.12 a Non-Competition Agreement executed by such person.

     Section 8.13      [Deleted]

     Section 8.14      Evidence of Investor Qualification Ireland shall have received evidence satisfactory to Ireland’s legal counsel that the issuance of the Merger Securities to CBI’s shareholders under the terms of this Agreement shall qualify for the registration exemptions of the Securities Act provided by Rule 506 of Regulation D promulgated under the Securities Act, which evidence shall include evidence that, at the Effective Time, there shall be no more than 35 shareholders of CBI who do not qualify as “accredited investors” as that term is defined in Rule 501 of Regulation D. Ireland agrees that the evidence required pursuant to this Section 8.14 may be provided by the delivery of duly completed and duly executed Certificates of Qualified Investors or forms of proxy as described in Section 1.6(a)(ii) which, in the aggregate indicate that there will be no more that 35 shareholders of CBI who do not qualify as “accredited investors.

     Section 8.15      Updated Title Opinion. Ireland shall have received from Harris & Thompson a title opinion reasonably satisfactory to Ireland, dated between December 1, 2007 and Closing which covers mineral claims and leases related to the CP.

ARTICLE IX

CONDITIONS TO CBI’S OBLIGATIONS

     The obligations of CBI under this Agreement to consummate the Merger will be subject to the satisfaction, or to the waiver by CBI in the manner contemplated by Section 13.2, on or before the Closing, of the following conditions:

     Section 9.1      Representations and Warranties. The representations and warranties of Ireland and Sub contained in this Agreement will be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

     Section 9.2      Performance of Covenants. Ireland and Sub shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by each prior to or at the Closing.

     Section 9.3      No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency will be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect Ireland’s ownership of CBI; no suit, action or proceeding by any Governmental Entity or other person or entity or investigation by any Governmental Entity, will be pending or, in the case of a Governmental Entity, threatened against Ireland, Sub or CBI, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby, including the Subsequent Merger, or which seeks to limit or otherwise affect Ireland’s ownership of CBI; and no written advice shall have been received by Ireland, Sub, CBI or their respective counsel from any Governmental Entity, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Ireland’s ownership of CBI and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which would (a) make the consummation of the Merger illegal or (b) render Ireland, Sub or CBI unable to consummate the Merger.

     Section 9.4      Approvals and Consents. The approval of the shareholders of CBI referred to in Section 1.8 hereof, and required approvals and authorizations of the Governmental Entities and other third parties described in this Agreement or mutually agreed upon by the Parties hereof shall have been obtained.

     Section 9.5      Opinion of Counsel. CBI shall have received from legal counsel to Ireland and Sub, an opinion dated the date of the Closing and addressed to CBI, substantially in the form attached hereto as Exhibit E.

     Section 9.6      Certificates. CBI shall have received certificates signed by the Chief Financial Officer of each of Ireland and Sub to the effect that the conditions set forth in Sections 9.1 - 9.4 and 9.7 have been met.

     Section 9.7      No Material Adverse Change. There shall have been no material adverse change in Ireland’s Business from the date hereof through the Effective Time and Ireland shall have continued to carryon its business in the ordinary course from the date of this Agreement through the Effective Date. Notwithstanding the above, a Material Adverse Change shall not be attributed to Ireland solely because of a preceding Material Adverse Change at CBI unless Ireland was the primary cause of such action or event.

ARTICLE X

CLOSING

     Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to a provision of Article XII hereof, a closing (the “Closing”) will be held, after the satisfaction or waiver of the conditions set forth in Articles VIII and IX, on or before January 31, 2008, at the offices of Gunderson Law Firm, 5345 Kietzke Lane, Suite 200, Reno, NV 89511 , or such other date or place as may be mutually agreed upon by the parties. At the date of the Closing (the “Closing Date”), the documents referred to in Articles VIII and IX will be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by CBI and Sub with the Secretary of State of the State of Nevada.

ARTICLE XI

INDEMNITY

     Section 11.1      Indemnification. From and after the Effective Time, the CBI’s Principals shall indemnify and hold harmless Ireland, Ireland’s Subsidiaries ( including the Subsidiaries of CBI) and the Surviving Entity and their respective affiliates, officers, directors, managers, members, employees, representatives and agents (collectively, the “Indemnified Parties”) from and against any claims, losses, liabilities, damages, arbitration or any legal actions (including without limitation, interest, penalties and reasonably incurred costs, expenses and legal fees and expenses) (collectively, “Losses”):

          (a)      which are in excess of $1,000,000.00, arising from or in connection with:

               (i)      any fraudulent misrepresentations of CBI contained in this Agreement, including any Exhibits or Schedules attached hereto;

               (ii)      any breach of a representation, warranty, or covenant in this Agreement, including any Exhibits or Schedules attached hereto, as to the property owned by CBI and its Subsidiaries; and

               (iii)      any breach of a representation, warranty, or covenant in this Agreement, including any Exhibits or Schedules attached hereto, as to the permits obtained and held by CBI and its Subsidiaries;

     Section 11.2      Time Frame. The indemnification shall apply only to Losses arising from a fraudulent misrepresentation or breach, as set forth in Section 11.1, which existed at Closing and which becomes known to Ireland and is formally presented in writing to the CBI Principals within six months following the Effective Time.

     Section 11.3      Allocation Among the CBI Principals of any Adjudicated Claims. The CBI Principals agree amongst each other that, in the event that any of them is found liable for any Losses established under Section 11.1(a) (each, a “Liable CBI Principal”), that such Liable CBI Principal shall be entitled to seek contribution from the remaining CBI Principals for their pro rata portion of such liability. A pro rata portion shall be based on the ratio of the merger Securities each became entitled to receive at Closing under this Agreement.

ARTICLE XII

TERMINATION

     Section 12.1      Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned before the Effective Time, notwithstanding any approval and adoption of this Agreement by the shareholders of CBI or by Ireland in its capacity as sole stockholder of Sub:

          (a)      by the mutual written consent of the Boards of Directors of Ireland and CBI;

          (b)      by Ireland or by CBI at any time after January 31, 2008 (or such later date as shall have been agreed to in writing by them, acting through their respective Boards of Directors) if the Merger for any reason has not by such date become effective; provided, however, that this provision shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c)      by either Ireland or CBI if a permanent injunction or other order by any federal or state court would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable; or

          (d)      by Ireland if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of CBI and such breach has not been cured within 10 business days after written notice from Ireland to CBI (provided, that Ireland is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

          (e)      by CBI if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Ireland or Sub and such breach has not been cured within 10 business days after written notice from CBI to Ireland or Sub

(provided, that CBI is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

          (f)      by Ireland or CBI, if the required approval of the shareholders of CBI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at the CBI Special Meeting or at any adjournment thereof to the extent determined to be necessary subsequent to the date hereof notwithstanding CBI’s reasonable best efforts to ensure that such vote was obtained;

          (g)      by CBI or Ireland, if the CBI Board of Directors, pursuant to the exercise of its fiduciary obligations to the CBI shareholders under the NRS, shall have (i) accepted or approved, or recommended to the shareholders of CBI a Superior Proposal, (ii) amended, withheld or withdrawn its recommendation of the Merger, or (iii) otherwise determined that it was necessary in the best interests of CBI and its shareholders to terminate this Agreement; provided, that termination by CBI pursuant to this paragraph shall result in the payment of the $1,000,000 break-up fee described under Section 6.2 above; or

          (h)      by Ireland, in its discretion, for any reason other than the reasons set forth elsewhere in this Section 12.1; provided, that termination by Ireland pursuant to this paragraph shall result in the payment of the $1,000,000 break-up fee described under Section 6.2 above.

     The power of termination provided for by this Section 12 may be exercised for Ireland or CBI only by their respective Boards of Directors and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its Chief Executive Officer or other duly authorized officer, shall have been given to the other and all fees and expenses required to be paid under Section 6.2, if any, shall have been paid. If this Agreement is terminated in accordance with this Section 12.1, the Merger will be deemed abandoned without further action by Ireland, Sub or CBI.

     Section 12.2      Effect of Termination. In the event of termination and abandonment of the Merger pursuant to Section 12.1, none of Ireland, Sub, or CBI shall have any liability or further obligation to any of the others except as provided in Sections 6.1 and 6.2 and except for damages for any breach of this Agreement.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

     Section 13.1      Amendment and Modification. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of the respective Boards of Directors of Ireland, Sub and CBI or by their respective officers duly authorized by such Boards of Directors by an appropriate written instrument executed at any time prior to the Effective Time.

     Section 13.2      Waiver of Compliance. To the fullest extent permitted by law, each of Ireland, Sub and CBI may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the others or waive compliance by the others with any of the covenants, or waive any of the conditions to its obligations, contained herein; provided, however, that the requirement to obtain the approval of the shareholders of CBI referred to in Section 1.8 hereof will not be waivable. No such extension of time or waiver will operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 13.3      No Survival of Representations and Warranties. The respective representations and warranties of each party hereto contained herein will not be deemed to be waived or otherwise affected by any investigation made by the other party hereto. Such representations and warranties will be extinguished by and will not survive the Effective Time, except with respect to the remedies set forth in Article XI and except for remedies that may be available for fraud.

     Section 13.4      Notices. All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage prepaid, or when given by facsimile transmission (promptly confirmed in writing), as follows:

(a)	If to Ireland or Sub:

Ireland, Inc. #100 – 2441 West Horizon Ridge Parkway Henderson NV 89052 Telephone No.: (702) 932-0353 Telecopy No.: (702) 932-0338 Attention: Douglas Birnie

with a copy to:

Gunderson Law Firm 5345 Kietzke Lane, Suite 200 Reno, NV 89511 Telephone No.: (775) 829-1222 Telecopy No.: (775) 829-1226 Attention: Mark H. Gunderson

or to such other person as Ireland or Sub designates in writing delivered to CBI in the manner provided in this Section 13.4;

(b)	If to CBI:

Columbus Brine, Inc. 3415 Klamath Woods Place Concord, California 94518 Telephone No.: (925) 685-1215 Telecopy No.: (925) 798-1260 Attention: John T. Arkoosh

with copies to:

Alan W. Peryam, LLC
Zupkus & Angell, P.C.
555 East Eighth Avenue
Denver, Colorado 80203
Telephone No.: (303) 866-0900
Telecopy No.: (303) 894-0104
Attention: Alan W. Peryam

or to such other person as CBI designates in writing, delivered to Ireland in the manner provided in this Section 13.4.

     Section 13.5      Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

     Section 13.6      Governing Law. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the choice of law principles thereof; provided, however, that the law governing the fiduciary duties of each party hereto and their respective boards of directors and the law governing any other matters of internal corporate governance of any of Ireland, Sub or CBI shall be the law of their respective jurisdictions of incorporation.

     Section 13.7      Parties in Interest. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as specifically provided in this Agreement.

     Section 13.8      Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     Section 13.9      Headings and References. The headings of the sections and articles of this Agreement are inserted for convenience of reference only and will not by themselves determine the interpretation of this Agreement. All references herein to sections and articles are to sections and articles of this Agreement, unless otherwise indicated.

     Section 13.10      Entire Agreement. This Agreement, the schedules and exhibits and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter contained herein, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     Section 13.11      Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, such provision will be deemed to be separate, distinct, and independent and the remainder of this Agreement will remain in full force and effect and will not be effected by the invalidity or unenforceability of such provision, and the remainder of the Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid and unenforceable provision.

     Section 13.12      Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     Section 13.13      Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     Section 13.14      Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     Section 13.15      Mutual Drafting. This Agreement is the joint product of Ireland and CBI, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Ireland and CBI, and shall not be construed for or against any party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date and year first written above.

IRELAND INC.

/s/ Douglas D.G. Birnie
By:
President
Title:

CBI ACQUISITION CORPORATION

/s/ Douglas D.G. Birnie
By:
President
Title:

COLUMBUS BRINE INC.

/s/ John T. Arkoosh
By:
President
Title:

/s/ John T. Arkoosh
JOHN T. ARKOOSH

/s/ William Maghan
WILLIAM MAGHAN

/s/ Lawrence E. Chizmar Jr.
LAWRENCE E. CHIZMAR JR.

EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION D PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THIS WARRANT MAY ONLY BE EXERCISED BY A PERSON WHO QUALIFIES AS AN “ACCREDITED INVESTOR” PURSUANT TO RULE 501 OF REGULATION D OF THE SECURITIES ACT.

IRELAND INC.
A NEVADA CORPORATION

COMMON STOCK PURCHASE
WARRANT CERTIFICATE NUMBER «Warrant_Cert_No»

«IssueDate»

1.	Issuance

THIS IS TO CERTIFY THAT, for value received, «NAME_OF_SUBSCRIBER_» of «Address_of_Subscriber» (the “Holder”), shall have the right to purchase from IRELAND INC., a Nevada corporation (the “Corporation”), «Number_Units» («No_of_Warrants») (the “Shares”) fully paid and non-assessable shares of the Corporation’s common stock (the “Common Stock”), subject to further adjustment as set forth in Section 6 hereof, at any time until 5:00 P.M., Pacific time, on the «ExpireDay» day of «ExpireMonth», «ExpireYear» (the “Expiration Date”) at an exercise price of $«ExercisePrix1» per share (the "Exercise Price").

2.	Exercise of Warrants

This Warrant is exercisable in whole or in partial allotments of no less than the lesser of 10,000 shares and the total number of shares issuable pursuant to the terms of this Warrant, at the Exercise Price, payable in cash or by certified or official bank check. Upon surrender of this Warrant Certificate with the annexed Notice of Exercise Form duly executed, together with payment of the Exercise Price for the Shares purchased, the Holder shall be entitled to receive a certificate or certificates for the Shares so purchased. No fractional shares shall be issued in connection with any exercise of this Warrant. In lieu of the issuance of any fractional share, the Corporation shall round up or down the fractional amount to the nearest whole number.

3.	Reservation of Shares

The Corporation hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of Shares as shall be required for issuance upon exercise of this Warrant (the “Warrant Shares”).

4.	Mutilation or Loss of Warrant

Upon receipt by the Corporation of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Corporation will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

IRELAND INC.	2
Common Stock Purchase
Warrant Certificate «Warrant_Cert_No»

5.	Rights of the Holder

The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Corporation, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Corporation except to the extent set forth herein.

6.	Protection Against Dilution.

The Exercise Price and the number of shares which can be purchased by the Holder upon the exercise of this Warrant shall be subject to adjustment in the events and in the manner following:

(1)

If and whenever the shares at any time outstanding shall be, subdivided into a greater or consolidated into a lesser, number of shares, the Exercise Price shall be decreased or increased proportionately as the case may be; upon any such subdivision or consolidation, the number of shares which can be purchased upon the exercise of this warrant certificate shall be increased or decreased proportionately as the case may be.

(2)

In case of any capital reorganization or of any reclassification of the capital of the Corporation or in case of the consolidation, merger or amalgamation of the Corporation with or into any other company, this Warrant shall after such capital reorganization, reclassification of capital, consolidation, merger or amalgamation confer the right to purchase the number of shares or other securities of the Corporation or of the Corporation resulting from such capital reorganization, reclassification, consolidation, merger or amalgamation, as the case may be, to which the Holder of the shares deliverable at the time of such capital reorganization, reclassification of capital, consolidation, merger or amalgamation, upon the exercise of this Warrant would have been entitled. On such capital reorganization, reclassification, consolidation, merger or amalgamation appropriate adjustments shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder of this Warrant so that the provisions set forth herein shall thereafter be applicable as nearly as may reasonably be in relation to any shares or other securities thereafter deliverable on the exercise of this Warrant.

(3)

The rights of the Holder evidenced hereby are to purchase shares prior to or on the date set out on the face of this Warrant. If there shall, prior to the exercise of any of the rights evidenced hereby, be any reorganization of the authorized capital of the Corporation by way of consolidation, merger, subdivision, amalgamation or otherwise, or the payment of any stock dividends, then there shall automatically be an adjustment in either or both of the number of shares which may be purchased pursuant hereto or the price at which such shares may be purchased so that the rights evidenced hereby shall thereafter as reasonably as possible be equivalent to those originally granted hereby. The Corporation shall have the sole and exclusive power to make such adjustments as it considers necessary and desirable.

(4)	The adjustments provided for herein in the subscription rights represented by this Warrant are cumulative.

7.	Transfer to Comply with the Securities Act and Other Applicable Securities Legislation

This Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) and have been issued to the Holder for investment purposes and not with a view to the distribution of either the Warrant or the Warrant Shares. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Corporation, setting forth

IRELAND INC.	3
Common Stock Purchase
Warrant Certificate «Warrant_Cert_No»

the restrictions on transfer contained in this Section. The Holder understands that this Warrant and the stock purchasable hereunder constitute “restricted securities” under federal securities laws and acknowledges that Rule 144 of the Securities and Exchange Commission is not now, and may not in the future be, available for resale of this Warrant and/or the stock purchasable hereunder. By acceptance of this certificate, the Holder acknowledges and agrees that:

(1)

The Holder is acquiring the Shares for its own account for investment, with no present intention of dividing its interest with others or of reselling or otherwise disposing of all or any portion of the same;

(2)

The Holder does not intend any sale of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance;

(3)	The Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Shares;

(4)	The Holder is not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the Shares;

(5)	The Shares were offered to the Holder in direct communication between the Holder and the Corporation and not through any advertisement of any kind;

(6)	The Subscriber has the financial means to bear the economic risk of the investment which it hereby agrees to make;

All certificates representing the Warrant Shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION D PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

In addition, the Holder will comply with all other applicable securities legislation in addition to the Securities Act to which the Holder is subject in selling or transferring any Warrants or Warrant Shares and the Corporation may refuse to register any sale or transfer not in compliance with such other securities legislation.

8.	Warrant Acceleration

In the event that the average closing price for the Corporation’s Common Stock during any twenty (20) consecutive trading days prior to the Expiration Date is greater than 150% of the Exercise Price, the Corporation shall have the option to accelerate the expiry date of the Warrants represented hereby to a date which is thirty (30) days following the sending by the Corporation of a notice of acceleration to the Holder. However, the Corporation shall not be entitled to exercise its option to accelerate the Warrants (the “Warrant Call Option”) until at least two (2) years and six (6) months have passed from the date set forth on the first page of this Warrant Certificate. For purposes of this Warrant, if the Corporation’s Common Stock is listed on an established stock exchange or exchanges in the United States or Canada or on the

IRELAND INC.	4
Common Stock Purchase
Warrant Certificate «Warrant_Cert_No»

NASDAQ National Market, closing price shall mean the closing price of the Corporation’s Common Stock as reported by the principal exchange upon which it is traded or as reported by NASDAQ, and, if the Corporation’s Common Stock is not listed on an established stock exchange or exchanges in the United States or Canada or on the NASDAQ National Market, but is quoted on the NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets, the closing price as quoted by the NASD, the OTC Bulletin Board or the Pink Sheets, as the case may be.

9.	Cashless Exercise

Notwithstanding any provision in this Warrant Certificate to the contrary, the Holder of this Warrant may elect to exercise this Warrant by means of a “cashless exercise” in which the Holder shall, upon surrender of this Warrant Certificate with the annexed Notice of Exercise Form duly executed, be entitled to receive that number of Warrant Shares as is equal to the number obtained by the following formula: [(A-B)C]÷ A where

A	=

the average closing price of the Corporation’s Common Stock during the five (5) trading days immediately preceding the day this provision is exercised, calculated in accordance with Section 8 of this Warrant.

B	=	the Exercise Price.
C	=	the maximum number of shares of the Corporation’s Common Stock issuable upon exercise of this Warrant.

For purposes of the calculation set out above, this cashless exercise provision shall be deemed to have been exercised (i) if the Corporation has exercised the Warrant acceleration provisions of Section 8 of this Warrant, on the date that Ireland exercises its acceleration rights provided therein, and (ii) if the Corporation has not exercised the Warrant acceleration provisions of Section 8 of this Warrant, on the date that the Corporation receives a duly executed Notice of Exercise Form from the Holder informing the Corporation of the Holder’s intention to exercise this cashless exercise provision.

Notwithstanding any provision of this Warrant Certificate to the contrary, upon the exercise of any part of the cashless exercise rights provided under this Section, the Holder’s rights to acquire any additional shares of the Corporation’s common stock under this Warrant Certificate shall be forever extinguished. NOTE: THIS MEANS THAT HOLDERS ELECTING TO UTILILIZE THE CASHLESS EXERCISE PROVISION MUST DO SO FOR 100% OF THEIR WARRANT SHARES OR RISK FORFEITURE.

10.	Payment of Taxes

The Corporation shall not be required to pay any tax or other charge imposed in connection with the exercise of this Warrant or a permissible transfer involved in the issuance of any certificate for shares issuable under this Warrant in the name other than that of the Holder, and in any such case, the Corporation shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Corporation’s satisfaction that no such tax or other charge is due.

11.	Notices

Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon, (a) by personal delivery or telecopy, or (ii) one business day after deposit with a nationally recognized overnight delivery service such as Federal Express, with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by written notice to each of the other parties hereto.

IRELAND INC.	5
Common Stock Purchase
Warrant Certificate «Warrant_Cert_No»

CORPORATION:	IRELAND INC.
Attention: Douglas D.G. Birnie,
Chief Executive Officer, President & Secretary
2441 West Horizon Ridge Parkway, Suite 100
Henderson, NV 89052

Tel: (702) 932-0353

with a copy to:	O’NEILL LAW GROUP PLLC
Attention: Stephen F.X. O’Neill
435 Martin Street, Suite 1010
Blaine, Washington 98230

Fax: (360) 332-2291

HOLDER:	At the address set forth above.

12.	Governing Law

This Warrant shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts to be made and performed entirely within the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed and delivered by its duly authorized officer.

IRELAND INC.
by its authorized signatory:

Douglas D.G. Birnie
Chief Executive Officer, President and Secretary

NOTICE OF EXERCISE FORM

TO:	IRELAND INC.
A Nevada Corporation (the “Corporation”)

Dear Sirs:

The undersigned (the “Subscriber”) hereby exercises the right to purchase and hereby subscribes for shares (the “Shares”) of the common stock of IRELAND INC. referred to in the Common Stock Purchase Warrant Certificate «Warrant_Cert_No» surrendered herewith according to the terms and conditions thereof and (check one):

[ ]	herewith makes payment by cash, certified check or bank draft of the purchase price in full for the Shares in accordance with the Warrant; or

[ ]	hereby notifies the Corporation that it is exercising the cashless exercise rights provided in Section 9 of the Warrant for 100% of its remaining Warrant Shares.

Please issue a certificate for the shares being purchased as follows in the name of the Subscriber:

NAME:
(Please Print)

ADDRESS:

The Subscriber represents and warrants to the Corporation that:

(a)	The Subscriber has not offered or sold the Shares within the meaning of the United States Securities Act of 1933 (the “Securities Act”);

(b)

The Subscriber is acquiring the Shares for its own account for investment, with no present intention of dividing its interest with others or of reselling or otherwise disposing of all or any portion of the same;

(c)

The Subscriber does not intend any sale of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance;

(d)	The Subscriber has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Shares;

(e)	The Subscriber is not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the Shares;

(f)	The Shares were offered to the Subscriber in direct communication between the Subscriber and the Corporation and not through any advertisement of any kind;

(g)	The Subscriber has the financial means to bear the economic risk of the investment which it hereby agrees to make;

(h)	This subscription form will also confirm the Subscriber’s agreement as follows:

(i)

the Shares have not been registered under the Securities Act or applicable state “Blue Sky” laws and, therefore, the Shares may not be resold, transferred or hypothecated without the registration of the Shares, or an opinion of counsel satisfactory to the Corporation to the effect that such registration is not necessary.

(ii)

Only the Corporation can take action to register the Shares under the Securities Act or applicable state securities law or to comply with the requirements for an exemption under the Securities Act or applicable state securities law.

(iii) The certificates representing the Shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION D PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

(iv) The Subscriber is an “accredited investor”, as defined in Rule 501 of Regulation D of the Securities Act.

Please deliver a share certificate in respect of the common shares referred to in the warrant certificate surrendered herewith but not presently subscribed for, to the Subscriber.

DATED this _____ day of _______________, _____ .

Signature of Subscriber:

Name of Subscriber:

Address of Subscriber:

Exhibit B - Sample of Calculations for Exchange Price and Exchange Ratio

The Values listed below are for calculation example purposes only.

Sample exchange price (10 day average)		Trading Data

Date	Closing Price	Date	Open	High	Low	Close	Volume
		11/15/2007	1.75	1.78	1.75	1.75	5,750
Mon, 11-19-07	1.75	11/20/2007	1.90	1.90	1.90	1.90	3,000
Tue, 11-20-07	1.90	11/21/2007	1.90	1.90	1.90	1.90	500
Wed, 11-21-07	1.90	11/23/2007	1.90	1.90	1.75	1.75	7,100
Thu, 11-22-07	1.90	11/28/2007	1.90	1.92	1.90	1.90	4,000
Fri, 11-23-07	1.75	11/29/2007	1.80	1.80	1.80	1.80	10,500
Sat, 11-24-07	1.75	11/30/2007	1.95	1.95	1.95	1.95	698
Sun, 11-25-07	1.75
Mon, 11-26-07	1.75
Tue, 11-27-07	1.75
Wed, 11-28-07	1.90

10 day average	1.810

Exchange Price	$1.81
Warrant Exercise Price	$2.26
Warrant Call Share Price	$3.39

Exchange Ratio

CBI Shares	10,500,000
Value in IRLD Shares to be issued	20,000,000
Exchange Price	$1.81
IRLD Shares to be issued	11,049,724

IRLD : CBI Ratio	1.05

Shareholder List	CBI Shares	IRLD Shares	Warrants
CBI holder #1	1,500,000	1,578,532	789,266
CBI holder #2	680,000	715,602	357,801
CBI holder #3	500,000	526,178	263,089
CBI holder #4	225,000	236,780	118,390
CBI holder #5	115,000	121,021	60,511
…

EXHIBIT C
TO THE AGREEMENT AND PLAN OF MERGER
AMONG IRELAND INC., CBI ACQUISITION LLC, COLUMBUS BRINE INC., JOHN T. ARKOOSH, WILLIAM
MAGHAN AND LAWRENCE E. CHIZMAR JR.

CERTIFICATE OF QUALIFIED INVESTOR

In connection with the issuance of common stock ("Ireland Common Stock") of IRELAND INC., a Nevada corporation ("Ireland"), to the undersigned, pursuant to that certain Agreement and Plan of Merger dated [date] among Ireland, CBI Acquisition Inc. (“Ireland Sub”), a Nevada corporation, and Columbus Brine Inc., a Nevada corporation (“CBI”), the undersigned hereby covenants, agrees, represents and warrants with and to Ireland, Ireland Sub and CBI as follows, and acknowledges that Ireland, Ireland Sub and CBI are relying on such covenants, representations and warranties in connection with the issuance of Ireland Common Stock to the undersigned as contemplated in the Agreement and Plan of Merger:

1.	Suitable Investor.

     The undersigned:

(a)      has received a copy of the information statement (the “Information Statement”) prepared by Ireland, Ireland Sub and CBI with respect to the merger contemplated in the Agreement and Plan of Merger and, either alone or with his, her or its purchaser representative(s) has such knowledge and experience in financial and business matters that he, she or it, is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes; or

(b)      is either:

(i)      a natural person whose individual net worth, or joint net worth with his or her spouse, at the date of this Certificate exceeds US $1,000,000,

(ii)      a natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year, or

(iii)      a corporation, limited liability company, partnership or other entity in which all of the equity owners meet one or more of the conditions set out in (a), (b) or (c).

2.	Acquired Entirely for Own Account.

     The undersigned represents and warrants that he, she or it is acquiring the Ireland Common Stock solely for the undersigned’s own account for investment and not with a view to or for sale or distribution of the Ireland Common Stock or any portion thereof and without any present intention of selling, offering to sell or otherwise disposing of or distributing the Ireland Common Stock or any portion thereof in any transaction other than a transaction complying with the registration requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and applicable state and provincial securities laws, or pursuant to an exemption therefrom. The undersigned also represents that the entire legal and beneficial interest of the Ireland Common Stock that he, she or it is acquiring is being acquired for, and will be held for, the undersigned’s account only, and neither in whole nor in part for any other person or entity.

3.	Information Concerning Ireland.

     The undersigned acknowledges that he, she or it has received all such information as the undersigned deems necessary and appropriate to enable him, her or it to evaluate the financial risk inherent in making an investment in the Ireland Common Stock, including but not limited to Ireland’s Form 10-KSB filed with the U.S. Securities and Exchange Commission, and the documents and materials included therewith, which includes a description of the risks inherent in an investment in Ireland and the Information Statement (collectively, the

"Disclosure Documents"). The undersigned further acknowledges that he, she or it has received satisfactory and complete information concerning the business and financial condition of Ireland in response to all inquiries in respect thereof.

4.	Economic Risk and Suitability.

     The undersigned represents and warrants as follows:

     (a)      the undersigned realizes that the Ireland Common Stock involves a high degree of risk and are a speculative investment, and that he, she or it is able, without impairing the undersigned’s financial condition, to hold the Ireland Common Stock for an indefinite period of time;

     (b)      the undersigned recognizes that there is no assurance of future profitable operations and that investment in Ireland involves substantial risks, and that the undersigned has taken full cognizance of and understands all of the risk factors related to the Ireland Common Stock;

     (c)      the undersigned has carefully considered and has, to the extent the undersigned believes such discussion necessary, discussed with the undersigned’s professional legal, tax and financial advisors the suitability of an investment in Ireland for the particular tax and financial situation of the undersigned and that the undersigned and/or the undersigned’s advisors have determined that the Ireland Common Stock is a suitable investment for the undersigned;

     (d)      the financial condition and investment of the undersigned are such that he, she or it is in a financial position to hold the Ireland Common Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, the value of the Ireland Common Stock;

     (e)      the undersigned alone, or with the assistance of professional advisors, has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of acquiring the Ireland Common Stock, or has a pre-existing personal or business relationship with Ireland or any of its officers, directors, or controlling persons of a duration and nature that enables the undersigned to be aware of the character, business acumen and general business and financial circumstances of Ireland or such other person;

     (f)      the undersigned has carefully read the Disclosure Documents and Ireland has made available to the undersigned or the undersigned’s advisors all information and documents requested by the undersigned relating to investment in the Ireland Common Stock, and has provided answers to the undersigned’s satisfaction to all of the undersigned’s questions concerning Ireland;

     (g)      if the undersigned is a partnership, trust, corporation or other entity: (1) it was not organized for the purpose of acquiring the Ireland Common Stock (or all of its equity owners are "accredited investors" as defined in Rule 501 of Regulation D); (2) it has the power and authority to execute this Certificate and the person executing said document on its behalf has the necessary power to do so; (3) its principal place of business and principal office are located within the state set forth in its address below; and (4) all of its trustees, partners and/or shareholders, whichever the case may be, are bona fide residents of said state;

     (h)      the undersigned understands that neither Ireland nor any of its officers or directors has any obligation to register the Ireland Common Stock under any federal or other applicable securities act or law;

     (i)      the undersigned has relied solely upon the Disclosure Documents, advice of his or her representatives, if any, and independent investigations made by the undersigned and/or his or her the undersigned representatives, if any, in making the decision to acquire the Ireland Common Stock and acknowledges that no representations or agreements other than those set forth in the Disclosure Documents have been made to the undersigned in respect thereto;

     (j)      all information which the undersigned has provided concerning the undersigned himself, herself or itself is correct and complete as of the date set forth below, and if there should be any material change in such information prior to the issuance of the Ireland Common Stock, he, she or it will immediately provide such information to Ireland;

     (k)      the undersigned confirms that the undersigned has received no general solicitation or general advertisement and has attended no seminar or meeting (whose attendees have been invited by any general solicitation or general advertisement) and has received no advertisement in any newspaper, magazine, or similar media, broadcast on television or radio regarding acquiring the Ireland Common Stock; and

     (l)      the undersigned is at least 21 years of age and is a citizen of the United States residing at the address indicated below.

5.	Restricted Securities.

     The undersigned acknowledges that Ireland has hereby disclosed to the undersigned in writing that:

(a)

the shares of Ireland Common Stock that the undersigned is acquiring have not been registered under the Securities Act or the securities laws of any state of the United States, and such securities must be held indefinitely unless a transfer of them is subsequently registered under the Securities Act or an exemption from such registration is available; and

(b)	Ireland will make a notation in its records of the above described restrictions on transfer and of the legend described below.

6.	Legends.

     The undersigned agrees that the share certificates representing the shares of Ireland Common Stock to be issued to him, her or it pursuant to the Amended and Restated Agreement and Plan of Merger will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION D PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.”

7.	Understandings.

The undersigned understands, acknowledges and agrees that:

     (a)      no federal or state agency has made any finding or determination as to the accuracy or adequacy of the Disclosure Documents or as to the fairness of the terms of this offering for investment nor any recommendation or endorsement of the Ireland Common Stock;

     (b)      this offering is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act, which is in part dependent upon the truth, completeness and accuracy of the statements made by the undersigned herein;

     (c)      the shares of Ireland Common Stock to be issued to the undersigned pursuant to the Amended and Restated Agreement and Plan of Merger will be "restricted securities" in the U.S. under the Securities Act. There can be no assurance that the undersigned will be able to sell or dispose of the Ireland Common Stock. It is understood that in order not to jeopardize this offering’s exempt status under Section 4(2) of the Act, any transferee may, at a minimum, be required to fulfill the investor suitability requirements thereunder;

     (d)      the representations, warranties and agreements of the undersigned contained herein and in any other writing delivered in connection with the transactions contemplated hereby shall be true and correct in all respects on and as of the date the Ireland Common Stock is acquired as if made on and as of such date; and

      (e)      THE IRELAND COMMON STOCK MAY NOT BE TRANSFERRED, RESOLD OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE UNDERSIGNED SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

IN WITNESS WHEREOF, I have executed this Certificate of Qualified Investor.

Signature	Date

Print Name	Title (if Applicable)

Address	Number of Shares

Exhibit D

[Date of Closing]

Ireland, Inc.
#100 – 2441 West Horizon Ridge Parkway
Henderson NV 89052
Attention: Douglas Birnie

Re:	Agreement and Plan of Merger: Ireland, Inc.; Columbus Brine, Inc.

Dear Mr. Birnie:

     In acting as counsel for Columbus Brine, Inc., a Nevada corporation (“CBI”), in connection with the Agreement and Plan of Merger (“Merger Agreement”) among Ireland Inc., a Nevada corporation (“Ireland”), CBI Acquisition Inc., a Nevada corporation and a wholly-owned subsidiary of Ireland (“Sub”), Columbus Brine Inc., a Nevada corporation (“CBI”), John T. Arkoosh, William Maghan and Lawrence E. Chizmar Jr. (Messrs. Arkoosh, Maghan and Chizmar being hereinafter referred to collectively as the “CBI Principals”), CBI has requested that we render an opinion with regard to the Merger Agreement and certain documents described in, or executed in connection with the Merger Agreement (“Merger Agreement Documents”).

     We have reviewed the Merger Agreement Documents. We have made no other independent investigation of the warranties and representations made by CBI in the Merger Agreement Documents, or any other related matters. All capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Merger Agreement.

     We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

     In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of

1

natural persons and the conformity to originals of all copies of all documents submitted to us.

     We are members of the bar of the states of Colorado and Wyoming. We express no opinion as to the laws of any jurisdiction other than Colorado and Wyoming, and as to the General Corporation Law of the State of Nevada and the federal laws of the United States of America. We express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein.

     Based on and subject to the foregoing and the qualifications, limitations, and exceptions set forth below we are of the opinion that:

     1.      CBI is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada. The Articles of Incorporation and Bylaws of CBI [as amended as of the date hereof] are in full force and effect. CBI has all necessary corporate power and authority to carry on its business as it is now being conducted.

     2.      CBI has full power, authority and legal right to execute, deliver, and perform the provisions of the Merger Agreement and all other instruments required to be delivered by CBI under the terms of the Merger Agreement.

     3.      All corporate action necessary for the authorization, execution, delivery of the Merger Agreement Documents by CBI and the performance by CBI of the obligations to be performed by CBI as of the date hereof under the Merger Agreement Documents has been taken on the part of CBI’s directors and stockholders.

     4.      To the best of our knowledge, there are no actions, proceedings or investigations pending or threatened against or affecting CBI (or any basis therefore known to us) which, if decided adversely to them, would adversely affect CBI’s ability to perform and observe the terms, covenants and provisions of the Merger Agreement.

     5.      To the best of our knowledge, other than filing of Articles of Merger with the Nevada Secretary of State at the Effective Time, no consent, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission is required for the valid execution and

2

delivery of the Merger Agreement by CBI, or for the validity or enforceability thereof against any other party.

     6.      The execution and delivery of the Merger Agreement by CBI, compliance with the terms, covenants and provisions thereof, and the consummation of the transactions contemplated thereby have not and will not result in a breach or violation of any provision of CBI’s articles of Incorporation or Bylaws.

     7.      Each of the Merger Agreement Documents and all other instruments delivered by CBI have been duly authorized, executed and delivered by CBI. The Merger Agreement is a legal, valid and binding obligation of CBI, enforceable against CBI, in accordance with the terms thereof.

     Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

     A.      The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

     B.      Limitations imposed by state law, federal law or general equitable principles of the law of the United States upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

     This opinion is rendered as of the date first written above, is solely for your benefit in connection with the Agreement and may not be relied upon or used by, circulated, quoted, or referred to nor may any copies hereof by delivered to any other person without our prior written consent. We disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

ALAN W. PERYAM, LLC
[Zupkus & Angell, P.C. letterhead to be used]

3

EXHIBIT E

Columbus Brine, Inc.
3415 Klamath Woods Place
Concord, California 94518
Attention: John T. Arkoosh

Re:	Agreement and Plan of Merger: Ireland, Inc.; Columbus Brine, Inc.

Dear Mr. Arkoosh:

     In acting as counsel for Ireland, Inc., a Nevada corporation (“Ireland”), in connection with the Agreement and Plan of Merger (“Merger Agreement”) among Ireland Inc., a Nevada corporation (“Ireland”), CBI Acquisition Inc., a Nevada corporation and a wholly-owned subsidiary of Ireland (“Sub”), Columbus Brine Inc., a Nevada corporation (“CBI”), John T. Arkoosh, William Maghan and Lawrence E. Chizmar Jr. (Messrs. Arkoosh, Maghan and Chizmar being hereinafter referred to collectively as the “CBI Principals”), Ireland has requested that we render an opinion with regard to the Merger Agreement and certain documents executed in connection with the Merger Agreement (“Merger Agreement Documents”).

     We have reviewed the Merger Agreement Documents. We have made no other independent investigation of the warranties and representations made by Ireland in the Merger Agreement Documents, or any other related matters. All capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Merger Agreement.

     We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

     In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us.

     Based on and subject to the foregoing and the qualifications, limitations, and exceptions set forth below we are of the opinion that:

     1.      Ireland is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada. The Ireland formation documents [as amended] are in full force and effect. Ireland has all necessary corporate power and authority to carry on its business as it is now being conducted.

     2.      Ireland has full power, authority and legal right to execute, deliver, and perform the provisions of the Merger Agreement and all other instruments required to be delivered by Ireland under the terms of the Merger Agreement.

     3.      All corporate action necessary for the authorization, execution, delivery of the Merger Agreement Documents by Ireland and the performance by Ireland of the obligations to be performed by Ireland as of the date hereof under the Merger Agreement Documents has been taken on the part of Ireland’s directors.

     4.      To the best of our knowledge, there are no actions, proceedings or investigations pending or threatened against or affecting Ireland (or any basis therefore known to us) which, if decided adversely to them, would adversely affect Ireland’s ability to perform and observe the terms, covenants and provisions of the Merger Agreement.

     5.      To the best of our knowledge, no consent, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission is required for the valid execution and delivery of the Merger Agreement by Ireland, or for the validity or enforceability thereof against any other party.

     6.      The execution and delivery of the Merger Agreement by Ireland, compliance with the terms, covenants and provisions thereof, and the consummation of the transactions contemplated thereby have not and will not result in a breach or violation of any provision of Ireland’s articles of incorporation or bylaws.

     7.      Each of the Merger Agreement Documents and all other instruments delivered by Ireland have been duly authorized, executed and delivered by Ireland. The Merger Agreement is a legal, valid and binding obligation of Ireland, enforceable against Ireland, in accordance with the terms thereof.

     Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

     This opinion is intended solely for the use of CBI in connection with the Merger Agreement. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm. This opinion is issued only with respect to the present status of the law in the State of Nevada. We assume no obligation to update or supplement this opinion in response to subsequent changes in the law or future events affecting the transactions contemplated in the Merger Agreement.

2

EXHIBIT F

COVENANT NOT TO COMPETE

     THIS COVENANT NOT TO COMPETE (“Covenant”) is made and entered into this ____ day of December, 2007, by and between the undersigned officer and/or director of Columbus Brine, Inc., a Nevada corporation, (“CBI”) and Ireland, Inc., a Nevada corporation (“Ireland”).

W I T N E S S E T H:

WHEREAS:

     A.      Ireland is a mineral exploration company;

     B.      CBI is the owner of mineral claims;

     C.      Ireland and CBI have entered Agreement and Plan of Merger executed by, among others, Ireland and CBI on December __, 2007 (“Merger Agreement”) pursuant to which, among other things: (i) Ireland will acquire the assets of CBI; and (ii) CBI and the CBI Principals, as defined in the Merger Agreement, have agreed to cause all officers and directors of CBI to sign and deliver to Ireland this Covenant, before Closing as defined in the Merger Agreement;

     D.      Upon consummation of the transaction which is contemplated by the Merger Agreement, CBI officer and directors could have the financial wherewithal, and the knowledge and experience, to participate in mineral exploration and development, which could be in competition with Ireland; and

     E.      Subject to the terms and conditions set forth in this Covenant, the undersigned CBI officer and/or director is willing to refrain from the competitive activities which are described below.

     NOW THEREFORE, in consideration of the foregoing and other valuable promises and considerations, it is hereby agreed as follows:

     1.      Covenant Not to Compete. In exchange for the consideration to CBI, through the terms of the Merger Agreement, the undersigned CBI officer and/or director agrees not to engage in any "Competitive Conduct" (as that term is defined by Section 2 below) during the period commencing on the Closing Date, as defined by the Merger Agreement and ending upon expiration of four (4) years thereafter (the "Non-Competition Term"). It is specifically provided, however, that the undersigned CBI

EXHIBIT F

officer and/or director shall not be precluded from engaging in competitive conduct if Ireland is in default with respect to any of its obligations under the Merger Agreement, or the Merger transaction does not close.

     2.      Competitive Conduct. As used herein, the term "Competitive Conduct" shall mean a collective reference to any of the following activities:

          a.      The engaging in mining or natural resources exploration business or any related business, where the subject minerals or natural resources are located within two hundred miles of the CP, as defined in the Merger Agreement; and

          b.      The holding of a proprietary interest, either directly or indirectly, in any mineral property, concern or business, which is located, or holds property, within two hundred (200) miles of the CP, as defined in the Merger Agreement. The interest held by CBI directors in the mineral claims included in the Merger Agreement that Ireland will continue to lease are excluded from this provision.

     3.      Remedies. In the event of a default in the performance of Seller's obligations hereunder, Buyer shall be entitled to such remedies as may be available at law or in equity.

     4.      Nevada Law. This Agreement shall be construed and interpreted according to the laws of the State of Nevada.

     5.      Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     6.      Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     7.      Attorneys Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which he may be entitled.

EXHIBIT F

     IN WITNESS WHEREOF, the undersigned has caused this Covenant to be duly executed as of the date and year first written above.

CBI OFFICER AND/OR DIRECTOR:

Signature:

Name:

Title: